EXHIBIT (a)(1)(A)

Offer to Purchase

by

Playtika Holding Corp.

Up to 51,813,472 Shares of its Common Stock

At a Cash Purchase Price of $11.58 per Share

CUSIP: 72815L 107

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 26, 2022, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Playtika Holding Corp., a Delaware corporation (the “Company,” “Playtika,” “we,” “us” or “our”), invites our stockholders to tender up to 51,813,472 shares of our issued and outstanding shares of common stock, par value $0.01 per share (each, a “Share,” and collectively, “Shares”), for purchase by us at a purchase price of $11.58 per Share (the “Purchase Price”) to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will purchase up to 51,813,472 Shares in the Offer depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. We will purchase (i) 51,813,472 Shares, if 51,813,472 or more Shares are properly tendered and not properly withdrawn, or (ii) all Shares properly tendered and not properly withdrawn in the event that less than 51,813,472 Shares are properly tendered and not properly withdrawn.

All Shares acquired, if any, in the Offer will be acquired at the Purchase Price. Only Shares properly tendered and not properly withdrawn will be purchased. However, because of proration provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than 51,813,472 Shares are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if more than 51,813,472 Shares are tendered in the Offer at the Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

THE OFFER IS NOT CONDITIONED ON A MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS AND MAY BE AMENDED OR TERMINATED BY THE COMPANY UNDER CERTAIN CIRCUMSTANCES. SEE SECTION 6.

Our controlling stockholder group, Playtika Holding UK II Limited, Alpha Frontier Limited, Shanghai Cibi Business Information Consultancy Co., Ltd., Shanghai Jukun Network Technology Co., Ltd., Giant Network Group Co., Ltd., Giant Investment Co., Ltd., Yuzhu Shi, Hazlet Global Limited, Equal Sino Limited and Jing Shi (collectively, the “Giant/Alpha Group”) has entered into that certain tender agreement, dated as of August 26, 2022 (the “Tender Agreement”) with the Company, which requires, among other things, that the Giant/Alpha Group tender at least 211,711,155 Shares in the Offer, representing approximately 51.3% of the total Shares outstanding as of August 24, 2022, and not withdraw such Shares except as permitted under the terms of the Tender Agreement (including the right to withdraw such number of Shares as may be necessary (1) to result in tendering such Shares as will result in $323 million in gross proceeds payable to the Giant/Alpha Group, and (2) to maintain an ownership of 51.7% on a fully diluted basis after the Offer). See Section 2 for more information.

The Shares are listed and traded on The Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “PLTK.” On August 26, 2022, one trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $10.92 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 7.

OUR BOARD OF DIRECTORS (OUR “BOARD”) (UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD) HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (OR ANY COMMITTEE THEREOF), D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD (OR ANY COMMITTEE THEREOF), THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

Offer to Purchase dated August 29, 2022

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at one minute after 11:59 P.M., New York City time, on September 26, 2022 (unless the Offer is extended):

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if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at the address appearing on the back cover page of this Offer to Purchase;

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if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedures for book-entry transfer described in Section 3; or

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if you are a holder of vested options you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason. Please note that if you exercise vested options in order to participate in the Offer, please do not elect to exercise and “sell all” underlying Shares in the Shareworks portal. Instead, please elect to “sell to cover” upon exercise so that you receive the net number of Shares resulting from your exercise (the “net” number of Shares will be the number of Shares subject to the option that you elect to exercise, less any Shares sold to pay the exercise price and applicable tax withholding obligation arising as a result of the exercise). You would then be able to tender the “net” number of Shares resulting from the option exercise in the Offer.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedures for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

Our controlling stockholder group, the Giant/Alpha Group, has entered into the Tender Agreement with the Company, which requires, among other things, that the Giant/Alpha Group tender at least 211,711,155 Shares in the Offer, representing approximately 51.3% of the total Shares outstanding as of August 24, 2022, and not withdraw such Shares except as permitted under the terms of the Tender Agreement (including the right to withdraw such number of Shares as may be necessary (1) to result in tendering such Shares as will result in $323 million in gross proceeds payable to the Giant/Alpha Group, and (2) to maintain an ownership of 51.7% on a fully diluted basis after the Offer). See Section 2 for more information.

OUR BOARD (UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD) HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (OR ANY COMMITTEE THEREOF), THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (OR ANY COMMITTEE THEREOF), THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (OR ANY COMMITTEE THEREOF), THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD (OR ANY COMMITTEE THEREOF), THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), and other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”). To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer in their entirety. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

The issuer of the Shares, Playtika Holding Corp., a Delaware corporation (the “Company,” “Playtika,” “we,” “us” or “our”), is offering to purchase the Shares (as defined below). See Section 1.

What is Playtika offering to purchase?

We are offering to purchase up to 51,813,472 shares of our common stock, par value $0.01 per share (each, a “Share,” and collectively, “Shares”), at a purchase price of $11.58 per Share (the “Purchase Price”) to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. See Section 1.

What is the purpose of the Offer?

The Offer set forth in this Offer to Purchase provides our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Shares if they so elect at the Purchase Price, subject to the terms of the Offer. The Offer may also provide our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer, or who retain an equity interest as a result of a partial tender of Shares or proration, may increase their relative percentage ownership interest in the Company at no cost to them.

On January 24, 2022, our controlling stockholder group, the Giant/Alpha Group, publicly announced that it intended to explore options for a potential sale of approximately 15-25% of Playtika’s total outstanding Shares. On February 24, 2022, we announced that our Board of Directors (our “Board”) initiated a process to evaluate our strategic alternatives to maximize value for stockholders, for which the Giant/Alpha Group expressed support. We formed a Special Committee of the Board (the “Special Committee”), comprised of directors that were independent from management and the Giant/Alpha Group and disinterested, to oversee our review of strategic alternatives.

The Special Committee then conducted an extensive review of strategic alternatives as further described in the section entitled “Background of the Offer” in Section 2

Following such review, and as further described in the section entitled “Reasons for the Offer” in Section 2, based on the facts and circumstances described herein, the Special Committee and the Board believe, after reviewing, with management and their respective advisors, our operations, financial condition, capital needs, strategy, and expectations for the future, and in light of the information provided by the Giant/Alpha Group regarding the Giant/Alpha Group’s debt obligations and requirements of their lenders, that the Offer is in the best interests of the Company’s stockholders (including all the stockholders other than the Giant/Alpha Group), including to avoid a potentially negative impact on the Company and unaffiliated stockholders of the potential exercise of creditors’ remedies by the Giant/Alpha Group’s lenders or the Giant/Alpha Group having to liquidate a substantial portion of its position.

How many Shares will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to 51,813,472 Shares in the Offer depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. We will purchase (i) 51,813,472 Shares, if 51,813,472 or more Shares are properly tendered and not properly withdrawn, or (ii) all Shares properly tendered and not properly withdrawn in the event that less than 51,813,472 Shares are properly tendered and not properly withdrawn.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. The Offer is subject to certain conditions and may be amended or terminated by the Company under certain circumstances. See Section 6. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if more than 51,813,472 Shares are tendered in the Offer at the Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

What will be the purchase price for the Shares and what will be the form of payment?

The Purchase Price will be equal to $11.58 per Share, which would allow us to purchase (i) 51,813,472 Shares, if 51,813,472 or more Shares are properly tendered and not properly withdrawn, or (ii) all Shares properly tendered and not properly withdrawn in the event that less than 51,813,472 Shares are properly tendered and not properly withdrawn. We will purchase all Shares at the Purchase Price, less any applicable withholding taxes and without interest.

If we purchase your Shares in the Offer, we will pay you the Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 7.

How will we pay for the Shares?

Assuming that 51,813,472 Shares are tendered in the Offer, the aggregate purchase price will be $600 million. We expect that our fees and expenses related to the Offer will be approximately $7.5 million.

We intend to pay for the Shares and fees and expenses applicable to the Offer with cash on hand. In accordance with the rules of the SEC, if more than 51,813,472 Shares are tendered in the Offer at the Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire one minute after 11:59 P.M., New York City time, on September 26, 2022, unless we extend or terminate the Offer (such date and time, as they may be extended, the “Expiration Date”). When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 13.

In accordance with the terms of the Offer, the Depositary will remain open until one minute after 11:59 p.m. New York City time on the Expiration Date to receive documentation related to the participation in the Offer. However, beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. In addition, the Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time on the Expiration Date, and thus may not be able to facilitate participation through their systems after such time. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. If beneficial owners wish to seek to participate in the Offer or withdraw after any such broker, dealer, commercial bank, trust company or other nominee deadline, but before one minute after 11:59 P.M. New York City time on the Expiration Date, such participation or withdrawal may only be possible if such stockholders are record holders of Shares or as otherwise described in Section 3 (with respect to participation) and Section 4 (with respect to withdrawal). If any beneficial holder desires to convert its holdings of Shares to a record holder position in our books and records, such holder is encouraged to contact their broker, dealer, commercial bank, trust company or other nominee and the Depositary (which also acts as our transfer agent) well in advance of the Expiration Date. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Date for the Offer. If we extend the Expiration Date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 13. We can also amend or terminate the Offer under certain circumstances and subject to applicable law. See Section 6.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to the Schedule TO describing the amendment to the Offer. See Section 13.

Are there any conditions to the Offer?

Yes. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

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any change in the general political, market, economic or financial conditions in the United States or another jurisdiction in which the Company or its subsidiaries do business that we believe is reasonably likely to materially and adversely affect our business or the trading in the Shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

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a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or another jurisdiction in which the Company or its subsidiaries do business or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States or another jurisdiction in which the Company or its subsidiaries do business;

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the commencement or escalation of a war, armed hostilities, terrorism, or other national or international calamity or pandemic (including the COVID-19 pandemic) directly or indirectly involving the United States or another jurisdiction in which the Company or its subsidiaries do business; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

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a decrease of more than 10% in the market price of our common stock measured from the close of trading on August 23, 2022, the last trading day before we announced our intention to commence the Offer, to the close of trading on any other trading day during the Offer, up to and including the close of trading on the Expiration Date, or a decrease of more than 10% in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case, measured from the close of trading on August 23, 2022;

•	we determine that the consummation of the Offer and the purchase of Shares would be reasonably likely to result in our common stock being delisted from Nasdaq or deregistered under the Exchange Act;

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any change, condition, event, development or effect shall have occurred or be threatened that, individually or in the aggregate with any other changes, conditions, events, developments or effects occurring on or after the date of the commencement of the Offer, in our reasonable judgment is or may reasonably be expected to (i) be materially adverse to the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries, taken as a whole, or the value of our Shares, (ii) otherwise be material to holders of our Shares in deciding whether to tender in the Offer or (iii) otherwise make it inadvisable for us to proceed with the Offer;

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any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, has been threatened in writing, instituted, or is pending which:

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challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the Shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer or seeks, or which in the reasonable judgment of the Company is reasonably likely to result in, any material diminution in the benefits reasonably expected to be derived by the Company and its subsidiaries as a result of the transactions contemplated by the Offer;

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seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares; or

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could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole, or the value of the Shares;

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any action has been taken or threatened or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares under the Offer;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

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otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole, or the value of the Shares;

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any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or our subsidiaries’ assets or securities;

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a tender or exchange offer for any or all of the outstanding Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person, or has been publicly disclosed, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

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any approval, permit, authorization, favorable review or consent or waiver of or filing with any government or governmental agency or other regulatory or administrative authority, domestic or foreign, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

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our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order, or the terms of any financing facility to which we are a party;

•	a downgrade in ratings, a credit watch or a placement under review of the ratings of any of our debt securities shall have occurred after the date the Offer is commenced;

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legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) or the Israeli Income Tax Ordinance [New Version], 1961, as amended, becomes effective and would, in our reasonable judgment, change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us;

•	the termination of the Joffre SPA (as defined below);

•	the consummation of the Pre-Closing (as defined in the Joffre SPA);

•	any material breach or termination of the Tender Agreement; or

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we will not receive prior to the Expiration Date the ruling we requested from the Israeli Tax Authority which, if obtained, would confirm certain aspects of the withholding of Israeli tax in the Offer.

See Section 6 for further information regarding the conditions to which the Offer is subject. If any of the conditions in Section 6 is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the Shares until the expiration of the Offer as so extended;

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waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date, subject to applicable laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

The Offer is not subject to a financing condition nor is it conditioned on a minimum number of Shares being tendered.

For a more detailed discussion of these and other conditions to the Offer, please see Section 6.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following by the Expiration Date:

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if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), at the address appearing on the back cover page of this Offer to Purchase;

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if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

•

if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason. Please note that if you exercise vested options in order to participate in the Offer, please do not elect to exercise and “sell all” underlying Shares in the Shareworks portal. Instead, please elect to “sell to cover” upon exercise so that you receive the net number of Shares resulting from your exercise (the “net” number of Shares will be the number of Shares subject to the option that you elect to exercise, less any Shares sold to pay the exercise price and applicable tax withholding obligation arising as a result of the exercise). You would then be able to tender the “net” number of Shares resulting from the option exercise in the Offer.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Except as otherwise provided in Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by one minute after 11:59 P.M., New York City time, on October 25, 2022, the 40th business day from the commencement of the Offer, you may also withdraw your Shares at any time thereafter.

How do I withdraw Shares I previously tendered?

If you are a registered holder of Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name and the number of Shares to be withdrawn. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4.

In accordance with the terms of the Offer, the Depositary will remain open until one minute after 11:59 p.m. New York City time on the Expiration Date to receive documentation related to a withdrawal of Shares from the Offer, However, beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to withdraw tendered Shares. In addition, the Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time on the Expiration Date, and thus may not be able to facilitate participation through their systems after such time. Accordingly, beneficial owners wishing to withdraw Shares should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to withdraw its Shares in in advance of the expiration of the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. If beneficial owners wish to withdraw after any such broker, dealer, commercial bank, trust company or other nominee deadline, but before one minute after 11:59 P.M. New York City time on the Expiration Date, such participation or withdrawal may only be possible if such stockholders are record holders of Shares or as otherwise described in Section 3 (with respect to participation) or Section 4 (with respect to withdrawal). In light of the foregoing, if any beneficial holder desires to convert its holdings of Shares to a record holder position in our books and records, such holder is encouraged to contact their broker, dealer, commercial bank, trust company or other nominee and the Depositary (which also acts as our transfer agent) well in advance of the Expiration Date.

In what order will you purchase the tendered Shares?

If the terms and conditions of the Offer have been satisfied or waived and 51,813,472 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered and not properly withdrawn.

Upon the terms and subject to the conditions of the Offer, if more than 51,813,472 Shares, or such greater number of Shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered and not properly withdrawn Shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below. Such proration will apply to all stockholders without priority, including “odd lot” holders (e.g., stockholders who own, beneficially or of record, less than 100 Shares and who properly tender all of those Shares). As a result, it is possible that, even if the Offer is completed, all of the Shares that a stockholder tenders in the Offer may not be purchased. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares, proration for each beneficial owner tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the beneficial owner to the total number of Shares properly tendered and not properly withdrawn by all stockholders.

Stockholders can specify in the Letter of Transmittal the order in which they desire that Shares registered in their name and tendered by them be purchased, including in the event that some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all Shares tendered are purchased, the order of Shares purchased from such stockholder will be selected by the Depositary. We intend to publicly announce the number of tendered Shares with respect to the Shares tendered through 4:00 p.m. New York City time (or such other time as may be available at the time of the public announcement) on each of the three business days up to and including the Expiration Date at or around 7:00 p.m. New York City time through the issuance of a press release.

The preliminary results of any proration will be announced by press release promptly following the Expiration Date. However, because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 12, the number of Shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income and Israeli income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. As described above, the Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased, including in the event of proration.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list with respect to the Shares or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Therefore, because of the proration provisions described above, we may not purchase all of the Shares that you tender. See Section 1.

Has the Company or its Board adopted a position on the Offer?

Our Board, upon the recommendation of the Special Committee of the Board, has authorized us to make the Offer. Please refer to the section entitled “Reasons for the Offer” in Section 2 for additional details regarding the Special Committee’s determination that the Offer is in the best interests of the Company and its stockholders. However, none of the Company, the members of our Board (or any committee thereof), the Information Agent, the Depositary or any of our other representatives or advisors or any representatives or advisors of any of the foregoing makes any recommendation to you as to whether you should tender or refrain from tendering your

Shares. We cannot predict how our Shares will trade after the Expiration Date, and it is possible that our Share price will trade above the Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. We recommend that you read carefully the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Do any of the Company’s large stockholders intend to tender their Shares in the Offer?

Our controlling stockholder group, the Giant/Alpha Group, has entered into the Tender Agreement with the Company, which requires, among other things, that the Giant/Alpha Group tender at least 211,711,155 Shares in the Offer, representing approximately 51.3% of the total Shares outstanding as of August 24, 2022, and not withdraw such Shares except as permitted under the terms of the Tender Agreement (including the right to withdraw such number of Shares as may be necessary (1) to result in tendering such Shares as will result in $323 million in gross proceeds payable to the Giant/Alpha Group, and (2) to maintain an ownership of 51.7% on a fully diluted basis after the Offer). See Section 2 for more information.

Do the directors and executive officers of the Company intend to tender any of their Shares in the Offer?

Our directors and executive officers are entitled to but do not intend to participate in the Offer.

If I decide not to tender, how will the Offer affect my Shares?

Stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

Yes. The Shares will continue to be listed on Nasdaq, and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

We intend to publicly announce the number of tendered Shares with respect to the Shares tendered through 4:00 p.m. New York City time (or such other time as may be available at the time of the public announcement) on each of the three business days up to and including the Expiration Date at or around 7:00 p.m. New York City time through the issuance of a press release. We will pay the Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the next business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and to begin paying for tendered Shares until after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1, Section 5 and Section 12.

If I am a holder of vested stock options, how do I participate in the Offer?

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason. Please note that if you exercise vested options in order to participate in the Offer, please do not elect to exercise and “sell all”

underlying Shares in the Shareworks portal. Instead, please elect to “sell to cover” upon exercise so that you receive the net number of Shares resulting from your exercise (the “net” number of Shares will be the number of Shares subject to the option that you elect to exercise, less any Shares sold to pay the exercise price and applicable tax withholding obligation arising as a result of the exercise). You would then be able to tender the “net” number of Shares resulting from the option exercise in the Offer. See Section 3.

If I am a holder of unvested stock options, restricted stock units and/or performance stock units, can I participate in the Offer?

If you are a holder of unvested stock options, restricted stock units and/or performance stock units, in each case, that do not vest prior to the Expiration Date, you are not eligible to participate in the Offer, as those awards do not represent Shares that you can tender unless and until they are exercised or settled, as applicable.

What is the last reported sale price of my Shares?

The Shares are listed and traded on Nasdaq under the symbol “PLTK.” On August 26, 2022, one trading day before the commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $10.92 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price to tender your Shares. See Section 7.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay share transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for tendered Shares to the registered holder of such Shares, you will not incur any share transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, or if tendered certificates for Shares are registered in the name of someone other than the person signing the Letter of Transmittal, then share transfer taxes may apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 12), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 12 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your tax advisors as to the particular tax consequences to you of the Offer.

If you are a Non-U.S. Holder (as defined in Section 12), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a Non-U.S. Holder, you will be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. See Section 12 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

What are the Israeli income tax consequences if I tender my Shares?

Payments to tendering stockholders will generally be subject to Israeli withholding tax at the fixed rate of 25% (for individual stockholders) or 23% (for all other stockholders) of the gross proceeds payable to them pursuant to the offer, unless the stockholder is entitled to an exemption or a different withholding rate. We have requested a ruling from the Israeli Tax Authority that would confirm that Israeli tax will not need to be withheld from a tendering stockholder who certifies on the “Declaration of Status for Israeli Income Tax Purposes” included as part of the Letter of Transmittal that the stockholder (1) holds less than 5% of the outstanding Shares of Playtika; (2) is not a resident of Israel for tax purposes; and (3) acquired its Shares on or after Playtika’s initial public offering on Nasdaq in January 2021. We cannot assure you that our request will be accepted.

Whom should I contact with questions about the Offer?

The Information Agent can help answer your questions. The Information Agent is D.F. King & Co., Inc. Their contact information is set forth below.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (877) 871-1741

Email: playtika@dfking.com

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “expect,” “may,” “will,” “should, “would,” “could,” “seek” and similar expressions are forward-looking statements based on management’s current expectations. Examples of forward-looking statements in this Offer to Purchase include those regarding the financial position or future liquidity needs of the Giant/Alpha Group, future actions taken by the Giant/Alpha Group or its lenders, our projected financial performance, including anticipated financial results, our future cash requirements, cash balances, cash flows from operations, issued and outstanding Shares, capital expenditures and earnings per share following the Offer. These statements are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•	our ability to commence and complete the Offer, including our ability to satisfy the conditions to the Offer and the number of Shares we are able to purchase pursuant to the Offer;

•	our ability to achieve the benefits contemplated by the Offer;

•	any adverse impact that the Offer may have on us and the trading market for our common stock;

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our reliance on third-party platforms, such as the iOS App Store, Facebook, and Google Play Store, to distribute our games and collect revenues, and the risk that such platforms may adversely change their policies;

•	our reliance on a limited number of games to generate the majority of our revenue;

•	our reliance on a small percentage of total users to generate a majority of our revenue;

•	our free-to-play business model, and the value of virtual items sold in our games, is highly dependent on how we manage the game revenues and pricing models;

•	our inability to complete acquisitions and integrate any acquired businesses successfully could limit our growth or disrupt our plans and operations;

•	we may be unable to successfully develop new games;

•	our ability to compete in a highly competitive industry with low barriers to entry;

•	we have significant indebtedness and are subject to the obligations and restrictive covenants under our debt instruments;

•	the impact of the COVID-19 pandemic on our business and the economy as a whole;

•	the impact of an economic recession or periods of increased inflation, and any reductions to household spending on the types of discretionary entertainment that we offer

•	our controlled company status;

•	changes in the financial situation or liquidity requirements of, or regulatory rules or requirements applicable to, the Giant/Alpha Group;

•	the number of Shares that the Giant/Alpha Group will tender;

•	the consummation of the Joffre SPA (as defined below);

•	the impact of Giant/Alpha Group’s indebtedness or the terms of its negotiations with its lenders;

•	legal or regulatory restrictions or proceedings could adversely impact our business and limit the growth of our operations;

•

risks related to our international operations and ownership, including our significant operations in Israel, Ukraine and Belarus and the fact that our controlling stockholder group includes a Chinese-owned company;

•	our reliance on key personnel;

•	security breaches or other disruptions could compromise our information or our players’ information and expose us to liability; and

•	our inability to protect our intellectual property and proprietary information could adversely impact our business.

Additional factors that may cause future events and actual results, financial or otherwise, to differ, potentially materially, from those discussed in or implied by the forward-looking statements include the risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2022. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur, and reported results should not be considered as an indication of future performance. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Except as required by law, we undertake no obligation to update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations.

INTRODUCTION

To the holders of our shares of common stock:

We invite our stockholders to tender up to 51,813,472 shares of our common stock, par value $0.01 per share (each, a “Share,” and collectively, “Shares”), for purchase by us at a purchase price of $11.58 (the “Purchase Price”) per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will purchase up to 51,813,472 Shares in the Offer depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. We will purchase (i) 51,813,472 Shares, if 51,813,472 or more Shares are properly tendered and not properly withdrawn, or (ii) all Shares properly tendered and not properly withdrawn in the event that less than 51,813,472 Shares are properly tendered and not properly withdrawn.

We may not purchase all of the Shares tendered because of proration provisions described in this Offer to Purchase.

Shares not purchased in the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 1.

We expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. See Section 1.

If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason. Please note that if you exercise vested options in order to participate in the Offer, please do not elect to exercise and “sell all” underlying Shares in the Shareworks portal. Instead, please elect to “sell to cover” upon exercise so that you receive the net number of Shares resulting from your exercise (the “net” number of Shares will be the number of Shares subject to the option that you elect to exercise, less any Shares sold to pay the exercise price and applicable tax withholding obligation arising as a result of the exercise). You would then be able to tender the “net” number of Shares resulting from the option exercise in the Offer.

Our controlling stockholder group, the Giant/Alpha Group, has entered into the Tender Agreement with the Company, which requires, among other things, that the Giant/Alpha Group tender at least 211,711,155 Shares in the Offer, representing approximately 51.3% of the total Shares outstanding as of August 24, 2022, and not withdraw such Shares except as permitted under the terms of the Tender Agreement (including the right to withdraw such number of Shares as may be necessary (1) to result in tendering such Shares as will result in $323 million in gross proceeds payable to the Giant/Alpha Group, and (2) to maintain an ownership of 51.7% on a fully diluted basis after the Offer). See Section 2 for more information.

THE OFFER IS NOT CONDITIONED ON A MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS AND MAY BE AMENDED OR TERMINATED BY THE COMPANY UNDER CERTAIN CIRCUMSTANCES. SEE SECTION 6.

OUR BOARD (UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD) HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (OR ANY COMMITTEE THEREOF), D.F. KING & CO., INC.,

THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD (OR ANY COMMITTEE THEREOF), THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

We will pay reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 14.

As of August 24, 2022, we had 412,642,934 issued and outstanding Shares. The 51,813,472 Shares that we are offering to purchase hereunder represent approximately 12.6% of the total number of our issued and outstanding Shares as of August 24, 2022. If the Offer is fully subscribed, we would have approximately 360,829,462 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer. As of August 7, 2022, an aggregate of 5,937,805 Shares remained available for future awards under our 2020 Plan, approximately 16,278,537 Shares were subject to currently outstanding options, approximately 14,413,074 Shares were subject to awards of unvested restricted stock units, and approximately 3,478,378 Shares were subject to awards of unvested performance stock units (at “target” levels). See Section 10. The Shares are listed and traded on Nasdaq under the symbol “PLTK.”

On August 26, 2022, one trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $10.92 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price to tender their Shares. See Section 7 and Section 10.

The addresses and phone numbers for our principal executive offices are: HaChoshlim St 8, Herzliya Pituach, Israel (telephone number: 972-73-316-3251).

THE OFFER

1. Number of Shares; Price; Proration

Upon the terms and subject to the conditions of the Offer, if 51,813,472 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means one minute after 11:59 P.M., New York City time, on September 26, 2022, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire or unless we terminate the Offer. When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 13 for a description of our right to extend, delay, terminate or amend the Offer.

We will pay the Purchase Price for all Shares purchased in the Offer, less any applicable withholding taxes and without interest, promptly after the Expiration Date.

Throughout the Offer, certain information relating to the trading price of our Shares shall be available via the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase. If we change the Purchase Price, we will announce the revised Purchase Price by press release as promptly as practicable after it has been determined. Such press release will also be filed as an amendment to our Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) that we have filed with the Securities and Exchange Commission (the “SEC”) relating to the Offer. We do not expect, however, to announce the final results of any proration and to begin paying for tendered Shares until after the Expiration Date.

We will only purchase Shares properly tendered and not properly withdrawn. However, because of proration provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than 51,813,472 Shares are properly tendered and not properly withdrawn. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, to the tendering stockholders at our expense promptly following the Expiration Date.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, if more than 51,813,472 Shares are tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 13.

In the event of an over-subscription of the Offer as described below, Shares tendered prior to the Expiration Date will be subject to proration. The proration period and withdrawal rights also expire on the Expiration Date.

THE OFFER IS NOT CONDITIONED ON A MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS AND MAY BE AMENDED OR TERMINATED BY THE COMPANY UNDER CERTAIN CIRCUMSTANCES. SEE SECTION 6.

Priority of Purchases; Proration

If the terms and conditions of the Offer have been satisfied or waived and 51,813,472 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered and not properly withdrawn.

Upon the terms and subject to the conditions of the Offer, if more than 51,813,472 Shares, or such greater number of Shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered and not properly withdrawn Shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below. Such proration will apply to all stockholders without priority, including “odd lot” holders (e.g., stockholders who own, beneficially or of record, less than 100 Shares and who properly tender all of those Shares). As a result, it is possible that, even if the Offer is completed, all of the Shares that a stockholder tenders in the Offer may not be purchased. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares, proration for each beneficial owner tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the beneficial owner to the total number of Shares properly tendered and not properly withdrawn by all stockholders.

Stockholders can specify in the Letter of Transmittal the order in which they desire that Shares registered in their name and tendered by them be purchased, including in the event that some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all Shares tendered are purchased, the order of Shares purchased from such stockholder will be selected by the Depositary. We intend to publicly announce the number of tendered Shares with respect to the Shares tendered through 4:00 p.m. New York City time (or such other time as may be available at the time of the public announcement) on each of the three business days up to and including the Expiration Date at or around 7:00 p.m. New York City time through the issuance of a press release.

The preliminary results of any proration will be announced by press release promptly following the Expiration Date. However, because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 12, the number of Shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income and Israeli income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. As described above, the Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased, including in the event of proration.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list with respect to the Shares or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased.

As we noted above, we may elect to purchase more than 51,813,472 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares.

2. Purpose of the Offer; Background of the Offer; Reasons for the Offer; Certain Effects of the Offer; Plans and Proposals

Purpose of the Offer

The Offer set forth in this Offer to Purchase provides our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Shares if they so elect at the Purchase Price, subject to the terms of the Offer. The Offer may also provide our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer, or who retain an equity interest as a result of a partial tender of Shares or proration, may increase their relative percentage ownership interest in the Company at no cost to them.

On January 24, 2022, our controlling stockholder group, the Giant/Alpha Group, publicly announced that it intended to explore options for a potential sale of approximately 15-25% of Playtika’s total outstanding Shares. On February 24, 2022, we announced that our Board initiated a process to evaluate our strategic alternatives to maximize value for stockholders, for which the Giant/Alpha Group expressed support. We formed a Special Committee of the Board, comprised of directors that were independent from management and the Giant/Alpha Group and disinterested, to oversee our review of strategic alternatives.

The Special Committee then conducted an extensive review of strategic alternatives as further described in the section entitled “Background of the Offer” in Section 2

Following such review, and as further described in the section entitled “Reasons for the Offer” in Section 2, based on the facts and circumstances described herein, the Special Committee and the Board of Directors believe, after reviewing, with management and their respective advisors, our operations, financial condition, capital needs, strategy, and expectations for the future, and in light of the information provided by the Giant/Alpha Group regarding the Giant/Alpha Group’s debt obligations and requirements of their lenders, that the Offer is in the best interests of the Company’s stockholders (including all the stockholders other than the Giant/Alpha Group), including to avoid a potentially negative impact on the Company and unaffiliated stockholders of the potential exercise of creditors’ remedies by the Giant/Alpha Group’s lenders or the Giant/Alpha Group having to liquidate a substantial portion of its position.

Background of the Offer

In the fall of 2021, the Company’s controlling stockholder, the Giant/Alpha Group, indicated to the Company that it was interested in selling a portion of its Shares. The Company agreed, at the direction of the Company’s Board, to cooperate with the Giant/Alpha Group to seek to launch a secondary offering to sell a portion of the Shares held by the Giant/Alpha Group in the fourth quarter of 2021. The Company prepared and confidentially submitted with the Securities and Exchange Commission a registration statement; however, following the Company’s 2021 third quarter earnings release, the Giant/Alpha Group ultimately declined to proceed with the offering, based on market conditions. Following that process, in late 2021, the Giant/Alpha Group indicated to the Company that it was interested in potentially exploring its options to sell a significant portion of its Shares to address its liquidity needs arising from debt maturities involving certain members of the Giant/Alpha Group.

On January 24, 2022, following further discussions between the Company and the Giant/Alpha Group regarding the Giant/Alpha Group’s potential interest in selling Shares, the Giant/Alpha Group and the Company jointly announced the Giant/Alpha Group’s intent to explore options to sell approximately 15-25% of the Company’s total outstanding Shares. Following this announcement, the Company, at the instruction of the Board, communicated to the Giant/Alpha Group that, based on the market conditions, the current market price of the Company’s Shares, in-bound interest regarding a potential purchase of the Company received by Raine Securities LLC (“Raine”), who at the time was engaged as the Company’s financial advisor, and the interest in seeking strategic alternatives in which all of the Company’s stockholders could participate and benefit, the Company intended to publicly announce its intention to review its strategic alternatives to seek to maximize value for all stockholders, for which the Giant/Alpha Group expressed support. On February 24, 2022, the Company publicly announced that the Board initiated a process to evaluate strategic alternatives to maximize value for stockholders, including evaluating a potential sale of the entire Company or other possible transactions. After such Board approval, the Company also instructed Raine to initiate an outreach process to explore third-party interest in a potential strategic transaction. On February 25, 2022, the Giant/Alpha Group publicly disclosed its support of the Company initiating such a process. In light of the Giant/Alpha Group’s ongoing liquidity needs and the Company’s announcement of its independent review of its strategic alternatives, and the potential conflicts that could arise in connection therewith, on March 4, 2022, the Board formed the Special Committee, comprised of independent and disinterested directors, pursuant to a charter granting the Special Committee authority to consider, investigate, evaluate, analyze, negotiate, reject and make recommendations to the Board to approve or reject, any definitive agreements, arrangements, waivers or consents entered into or given by the Company in connection with potential strategic alternatives available to the Company, including a potential strategic transaction that could result in a change of control of the Company. The Special Committee’s charter also granted it authority to determine not to pursue any transaction. After interviewing several law firms and financial advisors, the Special Committee retained Sidley Austin LLP (“Sidley”) and Richards, Layton & Finger PA (“RLF”) as its legal counsel, and Raine and Houlihan Lokey, Inc. (“Houlihan”) as its financial advisors.

Following its formation, and after receiving advice from its legal counsel, the members of the Special Committee confirmed that they were independent and disinterested with respect to the strategic alternatives review process. The Special Committee met over 40 times between its formation and the date of this Offer to Purchase in connection with the strategic alternatives review process. Beginning in March 2022 and with the assistance of and guidance from its financial advisors, the Special Committee authorized the continuation of the outreach process that had been initiated by the Company. Representatives of Raine ultimately contacted approximately 50 potential counterparties, the Company signed non-disclosure and standstill agreements with 14 potential counterparties (to whom the Company provided access to due diligence materials) and representatives of Raine, on behalf of and at the direction of the Special Committee, engaged in discussions and negotiations with a number of those potential counterparties regarding a range of potential strategic transactions described more fully below.

In early March 2022, shortly following the formation of the Special Committee, four preliminary written non-binding proposals from third-party bidders were submitted, three for 100% of the outstanding Shares of the Company and one for 49.9% of the outstanding Shares, with preliminary indications of price ranging between $23.00 and $27.00 per Share. After providing further due diligence, and coincident with broader adverse changes to the economic environment, including decreasing consumer spending, rising interest rates and increasing inflation, and the continued escalation of the Russia-Ukraine conflict, as well as the impacts of those changes on the Company, following several months of engagement and negotiation, each of the parties that initially delivered preliminary proposals either lowered its price or otherwise modified its proposal in a manner that was less favorable to stockholders than its original proposal. Throughout this period, the Giant/Alpha Group was also running a parallel process in connection with its review of alternatives.

On May 6, 2022, the Giant/Alpha Group informed the Company that it would likely need to sell a portion of its Shares into the public market to meet the Giant/Alpha Group’s near-term liquidity needs, unless the Company proposed to the Giant/Alpha Group a strategic alternative that would otherwise meet such needs on terms acceptable to the Giant/Alpha Group. Based on this information, the Special Committee considered with its advisors the potential impacts of such a sale by the Giant/Alpha Group on the Company’s strategic review process and the Company generally (including the Company’s trading volume), as well as the risks related to a potential forced sale of Shares held by the Giant/Alpha Group, or exercise of creditors’ rights against the Giant/Alpha Group if the Giant/Alpha Group were unable to resolve its liquidity issues. Following these discussions, the Special Committee instructed management and its advisors to seek to solicit final proposals from potential third parties in advance of the potential near-term liquidity needs of the Giant/Alpha Group as communicated to the Special Committee.

Beginning in April 2022 and throughout several months as set forth below, the Special Committee, through its financial advisors, continued to solicit non-binding proposals in connection with various potential strategic alternatives. During the course of this outreach, representatives of Raine, on behalf of and at the direction of the

Special Committee, engaged in negotiations with a number of potential counterparties regarding a variety of potential transactions. During this process, the Company received various second round indications of interest and non-binding proposals, including the following:

•

In April 2022, the Company received a written non-binding proposal from one of the third-party financial bidders that had provided a preliminary proposal in March 2022 to purchase 100% of the outstanding Shares of the Company (“Party A”), pursuant to which the Company would issue $1.75-$2.5 billion in convertible redeemable preferred stock, with the proceeds to be used, in combination with new indebtedness and Company cash, to repurchase Shares from the public at a premium to then-current market prices. In May 2022, Party A submitted a revised proposal for the Company to issue $1.5 billion in convertible redeemable preferred stock (with an increasing annual dividend). Thereafter, in early June 2022, Party A submitted a revised non-binding proposal, pursuant to which the Company would repurchase 75 million Shares from the public at a purchase price at $8.00, and Party A would purchase approximately 150 million Shares from the Giant/Alpha Group at the same price.

•

In May 2022, the Company received a written non-binding proposal from a third-party financial bidder (“Party B”), pursuant to which the Company would issue $1.5 billion in non-convertible redeemable preferred stock (with an increasing annual dividend) to Party B, with the proceeds to be used to repurchase Shares from the public at an undisclosed price, and would issue warrants to purchase 5.0% of the total outstanding Shares (prior to the repurchase) to Party B with an exercise price per Share of $13.95.

•

In early June 2022, the Company received a written non-binding proposal from a group of third-party financial sponsors (“Group Y”) pursuant to which the Company would issue $1.5 billion in convertible redeemable preferred stock (with an annual dividend) to Group Y, with the proceeds to be used to repurchase Shares from the public at a 10% premium, and Group Y would acquire from the Giant/Alpha Group, in exchange for $1.0 billion in cash, 83.3 million Shares held by the Giant/Alpha Group, and an option to acquire the Giant/Alpha Group’s remaining Shares at an exercise price per Share of $16.00.

•	In June 2022, the Company received an oral non-binding proposal from a third-party financial bidder to purchase an unspecified minority interest in the Company for $10.00 per Share.

During such period, the Special Committee and its representatives engaged in regular communication with representatives of the Giant/Alpha Group regarding the material developments related to the Company’s strategic review process, including the non-binding proposals received and the negotiations and developments related thereto. During the same period, representatives of the Giant/Alpha Group and the Special Committee engaged in further negotiations with bidders. Ultimately, the Giant/Alpha Group communicated to the Special Committee that, upon review of the economic terms proposed by each of the various bidders (including revised terms following decreases in the Company’s stock price and an assessment regarding the extent to which bidders would likely modify their terms in a favorable way to stockholders), the Giant/Alpha Group was not supportive of any of the non-binding proposals received by the Company at the time they were being considered based on their terms, and, as a result, the Special Committee did not make specific counter-offers or seek to further engage in negotiations of specific transaction terms with such bidders.

In May 2022, financial advisors to the Giant/Alpha Group indicated to the Special Committee that, as a result of certain near-term debt maturities payable by certain members of the Giant/Alpha Group, the Giant/Alpha Group needed to generate near-term liquidity of approximately $300-350 million in June 2022, which the Giant/Alpha Group intended to achieve through open market sales of Shares owned by the Giant/Alpha Group absent another transaction involving the Company. To meet this near-term liquidity requirement, the Giant/Alpha Group requested that the Special Committee evaluate potential options to return capital to stockholders as part of its review of the Company’s strategic alternatives, preferably through a dividend. Representatives of the Giant/Alpha Group also informed the Special Committee that equity interests of a member of the Giant/Alpha Group that indirectly beneficially owns approximately 212 million Shares are encumbered, and that the Giant/Alpha Group did not yet have any viable option to satisfy its stated near-term liquidity requirement other than through a transaction involving the Company (or sales of Shares in the open market). The Special Committee informed the Giant/Alpha Group that it was not in favor of recommending that the Company issue a dividend at that time in light of, among other things, the potential for other forms of return of capital transactions to involve a more efficient outlay of cash by the Company. In response, the Giant/Alpha Group requested that the Company evaluate commencing a pro rata tender offer by the Company to the holders of all Shares of the Company, which the Giant/Alpha Group stated they would support, provided that the terms thereof would satisfy their near-term liquidity needs for the maturities scheduled to become due in June 2022.

With respect to the subsequent maturities beyond the near-term maturities in June 2022, the Giant/Alpha Group indicated that they intended to evaluate their potential alternatives for liquidity, including continuing to explore potential transactions involving the sale of Shares held by the Giant/Alpha Group (including through negotiated purchases or open market sales), as well as potential sales of other assets owned by the Giant/Alpha Group and other alternative financing or refinancing opportunities that may be available to the Giant/Alpha Group depending on market conditions and other factors. Representatives of the Giant/Alpha Group informed the Special Committee that the exact amount, timing and structure of any potential future sales of Shares by the Giant/Alpha Group would depend on multiple factors, including market conditions, the Company’s business and financial performance and any alternative financing options available to the Giant/Alpha Group. In addition, representatives of the Giant/Alpha Group indicated to the Special Committee that the timing and amount of maturing indebtedness were subject to change and renegotiation, and that the Giant/Alpha Group’s liquidity needs may ultimately differ from the information provided to the Special Committee at that time. During the course of the Special Committee’s discussions with the Giant/Alpha Group, the Giant/Alpha Group provided various updates as to the amount of indebtedness due and the dates at which it became due.

In this context, the Special Committee continued to assess a variety of potential strategic alternatives and was actively engaged in negotiations with third parties regarding the viability of various strategic alternatives in addition to deciding whether to recommend any transaction or whether to determine not to pursue any transaction, including (i) a negotiated private repurchase of Shares from the Giant/Alpha Group by the Company; (ii) an issuance by the Company of convertible preferred equity securities or straight preferred equity securities with warrant coverage or a common equity issuance at a discount, in each case coupled with a Share repurchase or dividend; (iii) facilitating or encouraging a sale by the Giant/Alpha Group of Shares (through market sales or otherwise) to a third party; (iv) a take-private transaction of the Company (in which the Giant/Alpha Group would rollover a portion of their equity or otherwise); (v) a debt recapitalization by the Company followed by a dividend to stockholders of the Company or a tender offer or other Share repurchase transactions by the Company; and (vi) a cash-funded dividend, tender offer or Share repurchase transaction. As part of such assessment, representatives of the Special Committee were actively engaged in discussions with third parties regarding potential strategic alternatives, and representatives of the Giant/Alpha Group and representatives of the Special Committee engaged in discussions regarding the potential size and terms of various alternatives, including an issuer self-tender.

On June 27, 2022, Playtika Holding UK II Limited (“PHUK II”), a member of the Giant/Alpha Group, entered into that certain Stock Purchase Agreement (the “Joffre SPA”), dated as of June 27, 2022, with Joffre Palace Holdings Limited (“JPHL”), an affiliate of Joffre, providing for the purchase by JPHL of 106,102,467 Shares from PHUK II (the “Purchased Shares”), subject to the terms and conditions thereof. Following the execution of the Joffre SPA, representatives of the Giant/Alpha Group informed the Company that the Giant/Alpha Group would be focusing their attention on the consummation of the transactions contemplated by the Joffre SPA and that they would not be further pursuing discussions relating to a tender offer at that time. Pursuant to the terms of the Joffre SPA, JPHL paid PHUK II a deposit of $50.0 million (which is subject to forfeiture until the Closing (as defined in the Joffre SPA) upon specified events), and JPHL would take ownership of the Purchased Shares in exchange for a portion of the purchase price at the Pre-Closing (as defined in the Joffre SPA), with another significant portion of the purchase price to be paid at the Closing (as defined in the Joffre SPA). As a condition to the Pre-Closing, the Giant/Alpha Group was required to cause one of its affiliates on the Board to resign, and it was also a condition to the Pre-Closing that a director designated by JPHL be appointed to replace such director by July 11, 2022. Representatives of the Giant/Alpha Group informed the Special Committee that the Pre-Closing, initially scheduled to occur on July 26, 2022, was extended to August 25, 2022 by mutual agreement of the parties to the Joffre SPA in accordance with the provisions of the Joffre SPA. In addition, the Joffre SPA provides that, if the Company repurchases Shares from PHUK II in a Company tender offer, including the Offer, before the Pre-Closing occurs, the number of Purchased Shares shall be reduced by the number of Shares repurchased and the Pre-Closing Payment Amount (as defined therein) shall be adjusted as provided in the Joffre SPA. The Closing (as defined in the Joffre SPA) remains subject to certain conditions, and JPHL has the right to terminate the Joffre SPA at any time prior to that date, and either party may terminate if the Closing has not occurred by December 28, 2022. A condition to the Closing is the appointment of a second director designated by JPHL.

As part of the consideration of the potential appointment to the Board of a director designated by JPHL as contemplated by the Joffre SPA, the Special Committee and its advisors engaged in extensive discussions with JPHL and representatives of the Giant/Alpha Group regarding governance matters in an effort to seek to protect the interests of the Company’s stockholders (including all stockholders other than the Giant/Alpha Group). On July 11, 2022, the Board appointed Mr. James Lu, a principal of JPHL, to the Board, effective upon the resignation of Ms. Wei Liu on that same date. Concurrently therewith, the Company executed that certain Stockholders Agreement (the “Joffre SHA”), with JPHL pursuant to which (i) JPHL will vote, and will cause its affiliates to vote, at any Company stockholders meeting or upon any request for written consent of the stockholders of the Company, all of the Purchased Shares (x) in favor of the election of each of the nominees that have been nominated by the Board for election as a director of the Company and (y) against the election of any nominees that have not been nominated by the Board for election as a director of the Company, in each case, as long as Mr. Lu or any other director nominee proposed by JPHL for appointment to the Board (“Joffre Director”) is serving as a director on the Board; and (ii) JPHL will cause Mr. Lu and any other Joffre Director to immediately and unconditionally resign from the Board if: (a) the Joffre SPA is terminated for any reason prior to the occurrence of the Closing, (b) the Pre-Closing has not occurred by December 26, 2022, or if the Closing has not occurred by June 26, 2023, without the consent of the Board (or applicable committee thereof), or (c) JPHL and its affiliates cease in the aggregate to beneficially own fifteen percent (15%) or more of the total outstanding shares of common stock of the Company during the period of time beginning from and after the Pre-Closing. In mid-July, 2022, a representative of JPHL orally informed representatives of the Company that JPHL had fully committed debt and equity financing to consummate the transactions contemplated by the Joffre SPA; however, the Company has not, through the date hereof, been provided definitive documentation with respect to such financing.

On July 26, 2022, representatives of the Giant/Alpha Group informed the Company that JPHL and PHUK II made the required filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976 to approve JPHL’s acquisition of the Purchased Shares, which would result in the expiration of the waiting period at 11:59 PM, Eastern Time, on August 25, 2022 absent a second request for information from the U.S. Department of Justice. On August 2, 2022, representatives of JPHL informed representatives of the Giant/Alpha Group that the U.S. Department of Justice submitted questions to JPHL regarding its filing.

On July 25, 2022, representatives of the Giant/Alpha Group requested that the Company consider evaluating a potential tender offer again, which together with the transactions contemplated by the Joffre SPA (after giving effect to a reduction in the number of shares sold thereunder and associated purchase price revisions), would enable the Giant/Alpha Group to meet its stated near-term liquidity needs. Throughout the latter half of July 2022, the Special Committee evaluated potential alternatives to the Offer, including a direct privately negotiated Share buyback from the Giant/Alpha Group, other capital return transactions, other third-party strategic transactions and the Company not engaging in any such transaction at the time, in light of macroeconomic uncertainty and the pendency of the transactions contemplated by the Joffre SPA. On July 27, 2022, advisors to the Special Committee requested that the Giant/Alpha Group consider a direct repurchase of Shares, but representatives of the Giant/Alpha Group advised the Company that given current market prices such proposal would not provide sufficient proceeds to obtain an extension of maturity under the Giant/Alpha Group’s debt commitments without constituting a change in the controlling equity ownership of the Company under the Giant/Alpha Group’s debt arrangements, which the lenders would not permit. Representatives of the Giant/Alpha Group indicated that as a result, a direct repurchase was not a transaction in which the Giant/Alpha Group would participate.

On August 3, 2022, representatives of the Giant/Alpha Group informed the Special Committee and the Company that its lenders (a) agreed to extend certain Giant/Alpha Group debt maturities to September 2022, so long as the Company commences a tender offer in which the Giant/Alpha Group would receive an amount of proceeds sufficient, together with other sources of liquidity, to satisfy its debt obligations that are required to be paid in September 2022 and (b) confirmed that if the Giant/Alpha Group, after such transaction, were to beneficially own less than at least a majority of the Shares on a fully diluted basis, assuming all unvested equity awards have fully vested and all Shares subject to any options are outstanding, such change would constitute a change in the controlling equity ownership of the Company under the Giant/Alpha Group’s debt arrangements, and thus would constitute a breach of such arrangements. On August 18, 2022, representatives of the Giant/Alpha Group confirmed in writing to representatives of the Special Committee and the Company the positions of its lenders described above. Representatives of the Giant/Alpha Group also informed the Special Committee that, as a result of this extension, approximately $323 million of the Giant/Alpha Group’s indebtedness will become due in September 2022. Moreover, representatives of the Giant/Alpha Group informed the Special Committee and the Company that approximately $197 million of the Giant/Alpha Group’s indebtedness will become due on December 31, 2022, and approximately $1.328 billion will become due over the course of several years after 2022. Representatives of the Giant/Alpha Group also informed the Special Committee and the Company that affiliates of the Giant/Alpha Group have additional debt obligations in an aggregate amount approximately commensurate to the aggregate amount of debt that is owed by the Giant/Alpha Parties in 2023 and beyond, which obligations of the affiliates of the Giant/Alpha Group are not secured by shares of any member of the Giant/Alpha Group or Shares and with respect to which such affiliates intend to satisfy through means other than proceeds from the Giant/Alpha Group’s Shares.

The Special Committee engaged in discussions with the Giant/Alpha Group regarding the size and conditionality of the Offer. Furthermore, in early August 2022, representatives of the Special Committee resumed negotiations for the Tender Agreement with representatives of the Giant/Alpha Group, pursuant to which the Giant/Alpha Group would agree, among other things, to tender certain of its Shares in the Offer and to not sell or otherwise transfer any of the Giant/Alpha Group’s Shares to any third party prior to the expiration of the Offer, subject to certain termination rights, including, among others, if the Company reduces the Purchase Price, and certain withdrawal rights, including, among others, in the event of undersubscription. As part of these discussions, the Giant/Alpha Group requested that the Special Committee consider recommending to the Board that the Company adopt a Share repurchase program in connection with the Offer. The Special Committee informed the Giant/Alpha Group that the Special Committee would not at that time make any recommendation to the Board regarding a Share repurchase program but that following the consummation of the Offer the Special Committee may consider, based on all the relevant facts and circumstances at that time, whether or not to recommend that the Board approve at that time a Share repurchase program or other strategic transaction.

The Special Committee met over a series of meetings held in August 2022 concluding on August 22, 2022, at which representatives of Raine, Houlihan, RLF, Sidley, the Special Committee’s legal counsel in the People’s Republic of China (“PRC Counsel”) and representatives from management and the Company’s counsel, Latham & Watkins LLP (“Latham”), were present. During the meetings, representatives of RLF provided an overview of the fiduciary duties applicable to the members of the Special Committee in their review of the terms of the Offer and other potential strategic alternatives, including the ability of the Committee to use and rely upon experts. Representatives of Raine, Houlihan, management, PRC Counsel, RLF and Sidley also led a discussion with the Special Committee regarding the strategic review process to date, the various strategic alternatives available to the Company other than or in addition to the Offer, the information received from the Giant/Alpha

Group to date with respect to its liquidity needs and its strategic review process, the implications to the Company if the Company chose not to proceed with the Offer or any other strategic transaction at this time, including the potential risks if the Giant/Alpha Group were to undergo a potential forced sale or the exercise of creditors’ rights under Chinese law, as described in “—Reasons for the Offer”, and management’s perspectives on the Offer. The Special Committee also discussed with its advisors the benefits and risks related to the Offer, including but not limited to such matters described in “—Reasons for the Offer”. The Special Committee also considered the most recent information received from the Giant/Alpha Group to date with respect to its liquidity needs (including that the security for the debt obligations of affiliates of the Giant/Alpha Group and their intention regarding the source of proceeds to satisfy them may change in the future), the implications to the Company if the Company chose not to proceed with the Offer or any other strategic transaction at this time, the proposed material terms of the Offer, including the proposed price, which was based on advice from the Special Committee’s financial advisors in light of precedent premia, the size of the Offer, the Company’s ability to modify or terminate the Offer, the disclosure required in connection with the Offer and the terms of the proposed Tender Agreement. Following these discussions, after receiving advice from its financial and legal advisors, the Special Committee unanimously determined to recommend that the Company’s Board approve the Offer, with the price per Share in the Offer being 106% of the closing price of the Shares on the Nasdaq two trading days after the release of the Form 8-K (as defined below), subject to the execution of the Tender Agreement.

On August 24, 2022 the Board held a meeting at which representatives of Raine, Houlihan, RLF, Sidley, PRC Counsel, management and Latham, were present. The Board discussed with its advisors the matters considered by the Special Committee, including a review of its fiduciary duties with respect to the Offer and its strategic alternatives, as well as the recommendation of the Special Committee and the reasons therefor. Following these discussions, the Board, with Robert Antokol, James Lu and Tian Lin recusing themselves, by the unanimous vote of all members present and voting, approved the commencement of the Offer, conditioned upon the execution of the Tender Agreement and the approval by a committee of the Board of the price of the Offer and the filing of a Current Report on Form 8-K to disclose certain information related to the Company’s strategic review process described in this section on the date hereof (the “Form 8-K”). In addition, the Special Committee determined that the Special Committee would not pursue additional strategic alternatives at such time, and did not intend to do so during the pendency of the Offer and the transactions contemplated by the Joffre SPA, but that the Special Committee and its advisors would continue to review circumstances affecting the Company.

On August 24, 2022, the Company filed the Form 8-K.

Throughout late July 2022 and early August 2022, representatives of JPHL informed the Company that discussions were ongoing regarding the terms of the transactions contemplated by the Joffre SPA. On August 24, 2022, the Joffre SPA was amended to extend the Pre-Closing Date to the later of September 30, 2022 and five business days after the date a Distribution Amount (as defined in the Joffre SPA) is received by the Giant/Alpha Group if such Distribution Amount is not received on or prior to September 30, 2022. Representatives of the Giant/Alpha Group and JPHL have informed the Company that they continue to diligently pursue the consummation of the transactions contemplated by the Joffre SPA, as amended.

After the close of the market on August 26, 2022, a committee of the Board confirmed the price of the Offer based upon the closing price of the Shares on the Nasdaq on August 26, 2022, and the Company executed the Tender Agreement with the Giant/Alpha Group. Prior to market open on August 29, 2022, the Company commenced the Offer.

Reasons for the Offer

The Special Committee unanimously determined that the Company commencing the Offer is in the best interests of the Company and its stockholders (including all the stockholders other than the Giant/Alpha Group) and unanimously recommended that the Board authorize commencing the Offer.

The Special Committee considered the following factors, among others, each of which the Special Committee believed supported its unanimous determination that commencing the Offer is in the best interests of the Company and its stockholders (including all the stockholders other than the Giant/Alpha Group):

•

that the Special Committee was comprised of independent and disinterested directors, had the authority to consider, investigate, evaluate, analyze, negotiate, reject, and make recommendations to the Board to approve or reject, any definitive agreements, arrangements, waivers or consents entered into or given by the Company in connection with potential strategic alternatives available to the Company, including a potential strategic transaction that could result in a change of control of the Company, and had the ability to determine not to pursue any strategic transactions;

•

that the Special Committee, with the assistance of its financial and legal advisors, conducted an extensive review and evaluation of the strategic alternatives and alternative courses of conduct potentially available to the Company, including the option not to pursue any transaction, and ultimately determined that, taking into account the potential costs, risks and benefits of the Offer, the Offer is preferable from the perspective of the Company and its stockholders (including all the stockholders other than the Giant/Alpha Group) to the other alternatives reasonably available at this time and that the Offer is in the best interests of the Company and its stockholders (including all the stockholders other than the Giant/Alpha Group);

•

the Special Committee’s belief that pursuing the Offer could be reasonably expected to provide potentially significant benefits to the Company and its stockholders (including all the stockholders other than the Giant/Alpha Group), including:

•

that the advisors to and representatives of the Giant/Alpha Group informed the Special Committee that the lenders to the Giant/Alpha Group have extended certain maturity dates for outstanding debt of the Giant/Alpha Group on the condition that the Offer be commenced (as described herein);

•

that the advisors to and representatives of the Giant/Alpha Group informed the Special Committee that such extension decreases the likelihood that the Giant/Alpha Group would be a forced seller of a large number of Shares into the market, which could have a substantial negative impact on the price of the Company’s Shares over an extended period of time;

•

that the advisors to and representatives of the Giant/Alpha Group informed the Special Committee that, absent such extension, the Giant/Alpha Group would likely default on its debt and therefore its lenders could exercise creditors’ rights, including collateral enforcement actions involving certain members of the Giant/Alpha Group, which could (i) take an extended period of time to resolve, (ii) create meaningful uncertainty regarding which person or entity controls or will ultimately control the Company, (iii) result in the appointment of a receiver for certain holding companies in the Giant/Alpha Group, and such appointed party could seek to exert control over the Company that could be disruptive to the Company and may not act in the best interests of all of the Company’s stockholders and/or (iv) result in a sale of all or a portion of the Giant/Alpha Group’s interest in the Company to an unknown person or group that would assume control of the Company;

•

that the Offer combined with the consummation of the publicly announced Share sale by the Giant/Alpha Group to JPHL, could allow the Giant / Alpha Group to address its stated near-term liquidity needs in a manner that potentially avoids in the near-term the negative impacts on the Company and its stockholders (including the Company’s stockholders other than the Giant/Alpha Group) described above; and

•

avoiding potential change-in-control payments or triggers under the Company’s existing agreements and arrangements if a significant portion of the Shares currently held by the Giant/Alpha Group were to be sold, or if a creditor of the Giant/Alpha Group were to foreclose on such Shares indirectly;

•

that the Special Committee, taking into account the advice of its financial and legal advisors, determined and recommended to the Board the Purchase Price, size and other key terms of the Offer and that in establishing the Purchase Price, the Special Committee reviewed and considered the premiums and discounts paid in other issuer common stock tender offers, and the historical performance of the Company’s stock price, relative to the Purchase Price, as well as the fact that the Company could amend the Offer to change the Purchase Price;

•

that the Offer is available to all stockholders on a pro rata basis and provides all stockholders an opportunity to sell a pro rata portion of their Shares at the Purchase Price, and that stockholders who prefer to retain all or portion of their Shares are free to do so;

•	that the Company has sufficient readily available cash to fund the Offer without incurring additional indebtedness;

•	that the Offer is expected to be accretive to the Company’s earnings per share;

•	the Special Committee’s belief that the $11.58 per share Purchase Price reflects the Special Committee’s optimism as to the Company’s long-term future prospects;

•

that the Offer can be terminated for various reasons, including if the Joffre SPA is terminated, if the Pre-Closing (as defined in the Joffre SPA) is consummated or if the Tender Agreement is materially breached or terminated;

•	that the Giant/Alpha Group has agreed to certain indemnification obligations relating to the Offer in the Tender Agreement; and

•

the Special Committee’s belief that consummating the Offer will not preclude the Company from pursuing in the future other potentially available strategic transactions, and that following the completion of the Offer the Special Committee could consider and, if the Special Committee deems it appropriate in light of all relevant factors, recommend to the Board that the Board authorize a Share repurchase program or other strategic transaction.

The Special Committee also considered uncertainties, risks and other potentially negative factors, including but not limited to:

•

that absent the Giant/Alpha Group’s liquidity situation and its potential impact on the Company and its stockholders (other than the Giant/Alpha Group) described above, the Company would not be considering the Offer at this time;

•

that using a portion of the Company’s cash in the Offer (i) could significantly impair the Company’s ability to deploy cash for operational needs, including pursuing attractive M&A opportunities and capital expenditure projects, (ii) would remove a portion of the Company’s liquidity cushion, (iii) would increase the Company’s net leverage ratio, (iv) would decrease restricted payment and other baskets under certain debt-related agreements and (v) in particular, would reduce the Company’s ability to raise additional debt in the future, all or any of which could adversely impact the Company’s going-forward flexibility in a period of significant macroeconomic and geopolitical uncertainty, including speculation that market conditions may deteriorate further;

•

that the Special Committee did not and does not have full visibility into either the financial position and affairs of the Giant/Alpha Group (and was not provided documentation regarding the specifics of its indebtedness or the terms of its negotiations with the lenders) or the likelihood of the consummation of the transactions contemplated by the Joffre SPA; and that the Special Committee’s understanding of the Giant/Alpha Group’s liquidity situation changed significantly over time based on the information provided by the Giant/Alpha Group, and thus certain of the benefits described above may not be realized on the terms anticipated, or at all;

•

that the Offer will not provide a complete near-term solution for the liquidity needs of the Giant/Alpha Group after September 2022 if the transactions contemplated by the Joffre SPA are not consummated, and does not resolve the longer-term liquidity needs of the Giant-Alpha Group, with no guarantee that other liquidity options for the Giant/Alpha Group will emerge or that market conditions will improve;

•

that there is no assurance that the Giant/Alpha Group will not sell a significant number of Shares into the market following the Offer (including for example if the transactions contemplated by the Joffre SPA are not consummated);

•

that a default on their financings by the Giant/Alpha Group or the Giant/Alpha Group’s participation in other privately negotiated transactions (if the transactions contemplated by the Joffre SPA are not consummated) could result in the Company no longer having the Giant/Alpha Group as a controlling stockholder and/or having a new controlling stockholder that could be perceived by the public stockholders as being preferable to the Giant/Alpha Group;

•

that potentially adverse market reactions may occur in response to the commencement of the Offer, including potential stockholder concerns that the Giant/Alpha Group continues to face liquidity issues after entering into the Joffre SPA and/or that the strategic alternatives process did not result in a sale of the Company at a premium in which all stockholders could participate;

•	that accretion for alternative uses of cash in the absence of the Offer, including M&A opportunities, is unclear;

•

that, to the extent the public stockholders tender, completion of the Offer will decrease the Company’s already limited public float, which could negatively impact trading dynamics, without eliminating the overhang associated with having a controlling stockholder;

•

that the overhang associated with having a controlling stockholder will not be reduced or eliminated as a result of the Offer, after which the Giant/Alpha Group is expected to retain a controlling interest in the Company;

•

that the Offer is a taxable transaction for the participating stockholders under U.S. tax law, and that the requirements under applicable Israeli tax law could result in significant delays in payment as a result of withholding requirements, or, in the event of certain stockholders, taxation, in each case further described in Section 12; and

•

that repatriating some funds held at Israeli entities to be used to pay for the Shares requires that the Company pay a withholding tax, and taking into account the other fees and expenses incurred by the Company related to the Offer, will result in estimated costs between approximately $16- $19 million to be incurred by the Company related to the Offer.

The Board approved the Offer based on the considerations outlined above and the unanimous recommendation of the Special Committee. In considering the Special Committee’s analyses and recommendation, the Board discussed the Special Committee’s recommendation with the members of the Special Committee and the financial and legal advisors of the Special Committee and the legal advisors of the Company.

The foregoing discussion of the reasons considered by the Special Committee and the Board, respectively, is not meant to be exhaustive, but includes the material factors, information and analyses considered by each in reaching its determination. The members of the Special Committee and the Board, respectively, evaluated the various reasons listed above in light of their knowledge of the business, financial condition and prospects of the Company and considered the advice of the financial and legal advisors to the Special Committee and the Company. In light of the number and variety of reasons that each of the Special Committee and the Board considered, neither the Special Committee nor the Board found it practicable to quantify, rank or otherwise assign relative weights to the foregoing reasons. Moreover, the determinations of the Board and the Special Committee, respectively, were based upon the totality of the information considered. In addition, individual directors may have given different weight to different reasons.

Certain Effects of the Offer

As of August 24, 2022, we had 412,642,934 issued and outstanding Shares. The 51,813,472 Shares that we are offering to purchase hereunder represent approximately 12.6% of the total number of our issued and outstanding Shares as of August 24, 2022. If the Offer is fully subscribed, we would have approximately 360,829,462 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer.

If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us. These stockholders will also continue to bear the risks associated with owning the Shares. Stockholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise at a net price significantly higher or lower than the Purchase Price. We can give no assurance as to the price at which a stockholder may be able to sell his or her Shares in the future.

There will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of Nasdaq and the conditions of the Offer, our purchase of Shares under the Offer will not cause our remaining outstanding Shares to be delisted from Nasdaq. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and comply with proxy rules in connection with meetings of our stockholders. Our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

Our controlling stockholder group, the Giant/Alpha Group, has entered into the Tender Agreement with the Company, which requires, among other things, that the Giant/Alpha Group tender at least 211,711,155 Shares in the Offer, representing approximately 51.3% of the total Shares outstanding as of August 24, 2022, and not withdraw such Shares except as permitted under the terms of the Tender Agreement (including the right to withdraw such number of Shares as may be necessary (1) to result in tendering such Shares as will result in $323 million in gross proceeds payable to the Giant/Alpha Group, and (2) to maintain an ownership of 51.7% on a fully diluted basis after the Offer).

OUR BOARD (UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD) HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (OR ANY COMMITTEE THEREOF), THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD (OR ANY COMMITTEE THEREOF), THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

We intend to hold the Shares we acquire pursuant to the Offer in treasury.

Plans and Proposals

On August 26, 2022, the Company and the members of the Giant/Alpha Group entered into the Tender Agreement, which requires, among other things, that the Giant/Alpha Group tender at least 211,711,155 Shares in the Offer and not withdraw such Shares except as permitted under the terms of the Tender Agreement, including to allow the Giant/Alpha Group to withdraw Shares as necessary to ensure a “Change in Control” under the Company’s 2021-2024 Retention Plan does not occur and to allow the Giant/Alpha Group’s ownership to not be reduced on a fully diluted basis as defined in the Tender Agreement. The Tender Agreement also includes certain representations and warranties of the Giant/Alpha Group relating to the Giant/Alpha Group’s debt obligations and the transactions contemplated by the Joffre SPA. The Tender Agreement further provides for various indemnification obligations of the Giant/Alpha Group in connection with the Offer.

Except as described or incorporated by reference in this Offer to Purchase, we have no current definitive plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or our subsidiaries’ assets;

•	any material change in our present dividend policy, our indebtedness or capitalization;

•

any material change in our present Board or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from Nasdaq, or ceasing to be authorized to be quoted on Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than pursuant to the grant of stock options to directors or employees in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase, our management considers from time to time, and may undertake or plan actions that relate to or could result in, one or more of the matters listed above. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering Shares in the Offer may run the risk of forgoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

In connection with the transactions contemplated by the Joffre SPA, on July 11, 2022, the Board appointed James Fu Bin Lu as a director of the Company, effective July 11, 2022, who shall serve as a director for a term expiring at the Company’s annual meeting of stockholders in 2023 and until the election and qualification of such director’s successor in office or until such director’s earlier death, resignation or removal. The Joffre SPA provides that the appointment of Mr. Lu by such date is a condition to the Pre-Closing (as defined thereunder). The Joffre SPA also provides that the appointment of a second director designated by JPHL is a condition to the Closing (as defined thereunder).

3. Procedures for Tendering Shares

Proper Tender of Shares

For Shares to be properly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer on their behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedures described below.

Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

In accordance with the terms of the Offer, the Depositary will remain open until one minute after 11:59 p.m. New York City time on the Expiration Date to receive documentation related to the participation in the Offer, However, beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. In addition, the Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time on the Expiration Date, and thus may not be able to facilitate participation through their systems after such time. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. If beneficial owners wish to seek to participate in the Offer or withdraw after any such broker, dealer, commercial bank, trust company or other nominee deadline, but before one minute after 11:59 P.M. New York City time on the Expiration Date, such participation or withdrawal may only be possible if such stockholders are record holders of Shares, or as otherwise described in this section (with respect to participation) or Section 4 (with respect to withdrawal). In light of the foregoing, if any beneficial holder desires to convert its holdings of Shares to a record holder position in our books and records, such holder is encouraged to contact their broker, dealer, commercial bank, trust company or other nominee and the Depositary (which also acts as our transfer agent) well in advance of the Expiration Date.

Signature Guarantees and Method of Delivery

No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal, or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15 (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Information Agent, the Book-Entry Transfer Facility or any of our other representatives or advisors. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT, THE BOOK-ENTRY TRANSFER FACILITY OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery

The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery

If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives at the address listed on the back cover of this Offer to Purchase, within the period of two Nasdaq trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission (at info@astfinancial.com and Dapisa@astfinancial.com) or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery form is filed as an exhibit to the Schedule TO. Copies of the form may also be obtained from the Information Agent, who may be contacted at any of its telephone numbers listed on the back cover of this Offer to Purchase.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your Shares on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the date of the Expiration Date. Once the Book-Entry Transfer Facility has closed, participants in the Book-Entry Transfer Facility whose name appears on the Book- Entry Transfer Facility security position listing as the owner of Shares will still be able to tender their Shares by delivering a Notice of Guaranteed Delivery to the Depositary via email (at info@astfinancial.com and Dapisa@astfinancial.com). If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. It will generally not be possible to direct such an institution to submit a Notice of Guaranteed Delivery once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a Notice of Guaranteed Delivery on your behalf prior to the Expiration Date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable Notice of Guaranteed Delivery in connection with the delivery of those Shares.

As described above under “Guaranteed Delivery,” once the Notice of Guaranteed Delivery is delivered, which must occur prior to the Expiration Date, you or your institution will have two Nasdaq trading days following such delivery to meet the conditions described above in order to effect the tender of your Shares. Therefore, the earliest your tender could be effected is at 8:00 a.m., New York City time, on the next Nasdaq trading day when the Book-Entry Transfer Facility reopens, assuming all such conditions have been met. The form of Notice of Guaranteed Delivery is filed as an exhibit to the Schedule TO and can be obtained from the website described above.

Procedures for Stock Options, Restricted Stock Units and Other Equity Awards

We are not offering, as part of the Offer, to purchase any outstanding stock options, restricted stock units, or other equity awards (including performance stock units), and tenders of stock options, restricted stock units, or other equity awards (including performance stock units) will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise in the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason. Please note that if you exercise vested options in order to participate in the Offer, please do not elect to exercise and “sell all” underlying Shares in the Shareworks portal. Instead, please elect to “sell to cover” upon exercise so that you receive the net number of Shares resulting from your exercise (the “net” number of Shares will be the number of Shares subject to the option that you elect to exercise, less any Shares sold to pay the exercise price and applicable tax withholding obligation arising as a result of the exercise). You would then be able to tender the “net” number of Shares resulting from the option exercise in the Offer.

Holders of vested restricted stock units may tender the Shares received upon settlement, provided that such Shares are received sufficiently in advance of the Expiration Date in order to have time to validly tender such Shares prior to the Expiration Date.

If you are a holder of vested but unexercised options or unvested restricted stock units that will vest prior to the Expiration Date, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the nature of your awards, including the exercise prices of your stock options, the dates of your stock option grants and the remaining term in which you may exercise your options, and the provisions for prorated purchases described in Section 1.

Return of Unpurchased Shares

If any properly tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date upon the terms and subject to the conditions of the Offer, or if less than all Shares evidenced by a stockholder’s certificate(s) are tendered, we will credit the certificates to book-entry for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event one of the conditions to the Offer set forth in Section 6 is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (i) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right.

Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates

Stockholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact American Stock Transfer & Trust Company, LLC as transfer agent at the number (877) 248-6417 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. Those certificates will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact American Stock Transfer & Trust Company, LLC immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Information Agent or any of our other advisors or representatives. Any certificates delivered to us, the Information Agent or any of our other advisors or representatives will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by one minute after 11:59 P.M., New York City time, on October 25, 2022, the 40th business day from the commencement of the Offer, you may also withdraw your Shares at any time thereafter.

If you are a registered holder of Shares, for a withdrawal to be effective, a notice of withdrawal, in written form, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder and the number of Shares to be withdrawn. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the written notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

In accordance with the terms of the Offer, the Depositary will remain open until one minute after 11:59 p.m. New York City time on the Expiration Date to receive documentation related to a withdrawal of Shares from the Offer, However, beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. In addition, the Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time on the Expiration Date, and thus may not be able to facilitate participation through their systems after such time. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to withdraw its Shares in in advance of the expiration of the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. If beneficial owners wish to seek to participate in the Offer or withdraw after any such broker, dealer, commercial bank, trust company or other nominee deadline, but before one minute after 11:59 P.M. New York City time on the Expiration Date, such participation or withdrawal may only be possible if such stockholders are record holders of Shares, or as otherwise described in Section 3 (with respect to participation) or this section (with respect to withdrawal). If any beneficial holder desires to convert its holdings of Shares to a record holder position in our books and records, such holder is encouraged to contact their broker, dealer, commercial bank, trust company or other nominee and the Depositary (which also acts as our transfer agent) well in advance of the Expiration Date.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date. Once the Book-Entry Transfer Facility has closed, if you beneficially own Shares that were previously delivered through the Book-Entry Transfer Facility, then in order to properly withdraw your Shares the institution through which your Shares are held must deliver via email a written notice of withdrawal to the Depositary at info@astfinancial.com and Dapisa@astfinancial.com prior to the Expiration Date. It will generally not be possible to direct such an institution to submit a written notice of withdrawal once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a written notice of withdrawal on your behalf prior to the Expiration Date. Such notice of withdrawal must be in the form of the Book-Entry Transfer Facility’s notice of withdrawal, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. Shares can be properly withdrawn only if the Depositary receives a written notice of withdrawal directly from the relevant institution that tendered the Shares through the Book-Entry Transfer Facility.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment up to 51,813,472 Shares (or such greater number as we may elect to purchase, subject to applicable law). We may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore be deemed to have purchased), subject to proration provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares properly tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration for each stockholder tendering Shares and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be credited to book-entry with the Depositary, and, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

We will pay all share transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, we shall pay the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person unless evidence satisfactory to us of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

6. Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•

any change in the general political, market, economic or financial conditions in the United States or another jurisdiction in which the Company or its subsidiaries do business that we believe is reasonably likely to materially and adversely affect our business or the trading in the Shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or another jurisdiction in which the Company or its subsidiaries do business or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States or another jurisdiction in which the Company or its subsidiaries do business;

•

the commencement or escalation of a war, armed hostilities, terrorism, or other national or international calamity or pandemic (including the COVID-19 pandemic) directly or indirectly involving the United States or another jurisdiction in which the Company or its subsidiaries do business; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•

a decrease of more than 10% in the market price of our common stock measured from the close of trading on August 23, 2022, the last trading day before we announced our intention to commence the Offer, to the close of trading on any other trading day during the Offer, up to and including the close of trading on the Expiration Date, or a decrease of more than 10% in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case, measured from the close of trading on August 23, 2022;

•	we determine that the consummation of the Offer and the purchase of Shares would be reasonably likely to result in our common stock being delisted from Nasdaq or deregistered under the Exchange Act;

•

any change, condition, event, development or effect shall have occurred or be threatened that, individually or in the aggregate with any other changes, conditions, events, developments or effects occurring on or after the date of the commencement of the Offer, in our reasonable judgment is or may reasonably be expected to (i) be materially adverse to the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries, taken as a whole, or the value of our Shares, (ii) otherwise be material to holders of our Shares in deciding whether to tender in the Offer or (iii) otherwise make it inadvisable for us to proceed with the Offer;

•

any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, has been threatened in writing, instituted, or is pending which:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the Shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer or seeks, or which in the reasonable judgment of the Company is reasonably likely to result in, any material diminution in the benefits reasonably expected to be derived by the Company and its subsidiaries as a result of the transactions contemplated by the Offer;

•

seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares; or

•

could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole, or the value of the Shares;

•

any action has been taken or threatened or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares under the Offer;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole, or the value of the Shares;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or our subsidiaries’ assets or securities;

•

a tender or exchange offer for any or all of the outstanding Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person, or has been publicly disclosed, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any government or governmental agency or other regulatory or administrative authority, domestic or foreign, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•

our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order, or the terms of any financing facility to which we are a party;

•	a downgrade in ratings, a credit watch or a placement under review of the ratings of any of our debt securities shall have occurred after the date the Offer is commenced;

•

legislation amending the Code or the Israeli Income Tax Ordinance [New Version], 1961, as amended, becomes effective and would, in our reasonable judgment, change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us;

•	the termination of the Joffre SPA;

•	the consummation of the Pre-Closing (as defined in the Joffre SPA);

•	any material breach or termination of the Tender Agreement; or

•

we will not receive prior to the Expiration Date the ruling we requested from the Israeli Tax Authority which, if obtained, would confirm certain aspects of the withholding of Israeli tax in the Offer.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date, subject to applicable laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 13.

The Offer is not subject to a financing condition nor is it conditioned on a minimum number of Shares being tendered.

7. Price Range of Shares; Dividends

The Shares are listed and traded on Nasdaq under the trading symbol “PLTK.” The following table sets forth, for the fiscal quarters indicated, following the Company’s initial public offering, the high and low composite per Share prices of the Shares on Nasdaq:

	High	Low
2021
First Quarter (starting January 19, 2021)	$35.09	$24.41
Second Quarter	$29.00	$23.02
Third Quarter	$29.30	$20.88
Fourth Quarter	$30.00	$16.25
2022
First Quarter	$21.45	$14.81
Second Quarter	$20.31	$11.57
Third Quarter (through August 26, 2022)	$13.96	$10.29

While the Company has previously declared or paid cash dividends on its capital stock prior to become a publicly traded company, it has not declared or paid any cash dividends since its initial public offering, and it currently intends to retain all of its future earnings, if any, to finance the growth and development of the business.

On August 26, 2022, one trading day before the commencement of the Offer, the last closing sale price of the Shares on Nasdaq was $10.92 per Share. Stockholders are urged to obtain current market quotations for the Shares.

8. Source and Amount of Funds

We intend to pay for the Shares and fees and expenses applicable to the Offer with cash on hand.

9. Certain Information Concerning Us

General

We are one of the world’s leading developers of mobile games creating fun, innovative experiences that entertain and engage our users. We have built best-in-class live game operations services and a proprietary technology platform to support our portfolio of games which enable us to drive strong user engagement and monetization. Our games are free-to-play, and we are experts in providing novel, curated in-game content and offers to our users, at optimal points in their game journeys. Our players love our games because they are fun, creative, engaging, and kept fresh through a steady release of new features that are customized for different player segments.

We have primarily grown our game portfolio through acquisitions. Once we acquire games, we enhance the scale and profitability of those games by applying our live operations services and our technology platform, the Playtika Boost Platform. By leveraging this platform, our game studios can dedicate a greater portion of their time to creating innovative content, features, and experiences for players. We also develop new games using our internal development teams and infrastructure, applying learnings from our existing games.

We were founded in Israel in 2010, when we released our first game, Slotomania, which remains the largest game in our portfolio based on revenues as of December 31, 2021. On January 15, 2021, we became a publicly traded company with our common stock traded on the Nasdaq Global Select Market under the ticker symbol “PLTK.” Playtika Holding Corp. was incorporated under Delaware law in 2016. The address and phone number for our principal executive offices are: HaChoshlim St 8, Herzliya Pituach, Israel (telephone number: 972-73-316-3251). Our website is located at http://www.playtika.com. Information contained on our website is not a part of the Offer.

Availability of Reports and Other Information

We are subject to the informational filing requirements of the Exchange Act, which obligate us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us, and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Form 10-K”)	March 2, 2022

Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022	May 10, 2022

Current Reports on Form 8-K	January 12, 2022, February 11, 2022, June 10, 2022, July 11, 2022 and August 24, 2022

Proxy Statement on Schedule 14A (but only to the extent that such information was incorporated by reference into the 2021 Form 10-K)	April 28, 2022

Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022	August 4, 2022

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at Corporate Secretary, Playtika Holding Corp., HaChoshlim St 8, Herzliya Pituach, Israel. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at http://www.playtika.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

A list of our directors and executive officers as of August 26, 2022, is attached to this Offer to Purchase as Schedule I. Please refer to the discussion below regarding the interests of our directors and executive officers in the Offer. In addition, please refer to the section entitled “Background of the Offer” in Section 2 for a discussion of the interests of the Giant/Alpha Group in the Offer.

Beneficial Ownership

As of August 24, 2022, we had 412,642,934 issued and outstanding Shares. The 51,813,472 Shares that we are offering to purchase hereunder represent approximately 12.6% of the total number of our issued and outstanding Shares as of August 24, 2022. If the Offer is fully subscribed, we would have approximately 360,829,462 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer.

The following table sets forth certain information with respect to the beneficial ownership of our Shares by each of our directors and executive officers, individually and as a group (15 persons), as of August 8, 2022. The number of Shares beneficially owned is determined under rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any Shares as to which the individual has either sole or shared voting power or investment power and also any Shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The individuals set forth in the table below, collectively, beneficially own approximately 3.7% of the Shares outstanding as of August 8, 2022.

The number of Shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all Shares beneficially owned by them, subject to the terms of the equity plan stockholders agreement and any applicable community property laws.

Unless noted otherwise, the address of each beneficial owner is c/o Playtika Ltd. HaChoshlim St 8, Herzliya Pituach, Israel and each person has sole voting and investment power with respect to the Shares set forth in the following table:

Name of Beneficial Owner	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Playtika Holding UK II Limited(1)	212,204,935	51.4%
Hazlet Global Limited(1)	18,877,659	4.6%
On Chau(2)	81,810,506	19.8%
Directors and Named Executive Officers
Robert Antokol	11,613,700	2.8%
Marc Beilinson	24,521	*
Hong Du	15,262	*
Dana Gross	15,262	*
Tian Lin	—	—
James Lu	—	—
Bing Yuan	24,521	*
Craig Abrahams	953,200	*
Ofer Kinberg	960,000	*
Shlomi Aizenberg	960,000	*
Michael Cohen	664,000	*
All directors and executive officers as a group (15 persons)	15,230,466	3.7%

*	Less than 1%
(1)

As reported on a Schedule 13D filed with the SEC on April 6, 2021, Amendment 1 to Schedule 13D filed with the SEC on June 14, 2021, Amendment 2 to Schedule 13D filed with the SEC on January 24, 2022, Amendment 3 to Schedule 13D filed with the SEC on February 25, 2022, Amendment 4 to Schedule 13D filed with the SEC on June 28, 2022, and Amendment 5 to Schedule 13D filed with the SEC on August 24, 2022, Playtika Holding UK II Limited, a company incorporated in England and Wales (“PHUKII”), directly owns 212,204,935 Shares and Hazlet Global Limited, a British Virgin Islands company (“Hazlet”), directly owns 18,877,659 Shares. PHUKII is wholly owned by Alpha Frontier Limited, a Cayman Islands company (“Alpha”). Shanghai Cibi Business Information Consultancy Co., Ltd. (f/k/a Chongqing Cibi Business Information Consultancy Co., Ltd.), a People’s Republic of China company (“Shanghai Cibi”), owns a 71.68% interest in the ordinary shares of PHUKII owned by Alpha. 100% of the economic rights of Shanghai Cibi are wholly owned by Shanghai Jukun Network Technology Co., Ltd., a People’s Republic of China company (“Shanghai Jukun”). Giant Network Group Co., Ltd, a People’s Republic of China company (“Giant”), directly and indirectly owns 49.0% of the economic interests of Shanghai Jukun. Giant Investment Co., Ltd., a People’s Republic of China company (“Giant Investment”), owns 51.0% of the economic interests of Shanghai Jukun and 27.87% of the economic interests of Giant through its wholly owned subsidiary Shanghai Giant Investment Management Co., Ltd. Yuzhu Shi owns 97.86% of the economic interests of Giant Investment and indirectly owns a 73.46% interest in the ordinary shares of PHUKII owned by Alpha through Giant Investment and entities controlled by it and may be deemed to beneficially own all of the Shares owned by PHUKII. Hazlet owns a 26.54% interest in the ordinary shares of PHUKII owned by Alpha, in addition to the 18,877,659 Shares it directly owns. All of the economic interests of Alpha and 18,877,659 of the Shares held directly by Hazlet are in turn owned by Equal Sino Limited, a British Virgin Islands company (“Equal Sino”), which is in turn wholly owned by Jing Shi, Yuzhu Shi’s daughter. Shanghai Cibi further has the sole right to vote an additional 2,254,400 Shares pursuant to the voting agreements. In addition, Giant further has the right to vote an additional

13,067,200 Shares held by certain stockholders of the Company that received equity of the Company pursuant to the 2020 Plan. Each of PHUKII and Alpha share voting and dispositive power of 212,204,935 Shares. Each of Shanghai Cibi and Shanghai Jukun share voting power of 233,336,994 and dispositive power of 212,204,935 Shares. Giant shares voting power of 125,550,610 Shares and shares dispositive power of 74,531,543 Shares. Each of Giant Investment and Mr. Shi share voting power of 246,404,194 Shares and share dispositive power of 212,204,935 Shares. Each of Hazlet, Equal Sino and Ms. Shi share dispositive power of 75,198,390 Shares. The address of the principal business office of each of PHUKII, Alpha, Shanghai Cibi, Shanghai Jukun, Giant, Giant Investment, Hazlet, Equal Sino, Mr. Shi and Ms. Shi is 988 Zhonkai road, Sonjiang District Shanghai, China 200160.
(2)

As reported on a Schedule 13G filed with the SEC on January 27, 2021, On Chau beneficially owns 81,810,506 Shares, comprised of (i) 40,905,253 Shares owned by 8th Wonder Corporation, a British Virgin Islands company (“8th Wonder”), and (ii) 40,905,253 Shares owned by Hotlink Investment Limited, a British Virgin Islands company (“Hotlink”). 8th Wonder is 100% owned by Trustworthy Group Ltd., a British Virgin Islands company (“Trustworthy”). Ms. On Chau is the sole shareholder of Trustworthy, and she holds all voting and investment powers of 8th Wonder and its assets. Hotlink is 100% owned by Infinite Bandwidth Limited, a British Virgin Islands company (“Infinite Bandwidth”). Ms. On Chau is the sole shareholder of Infinite Bandwidth, and she holds all voting and investment powers of Hotlink and its assets. The address for On Chau is Rm 2506, Pacific Place Apartments, Pacific Place, 88 Queensway, Central, Hong Kong. The address of each of 8th Wonder and Hotlink is c/o Max Hua, 21st Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong. The address for each of Trustworthy and Infinite Bandwidth is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor our subsidiaries, nor, to the best of our knowledge, any of our directors, executive officers, or affiliates has effected any transactions involving the Shares during the 60 days prior to the date hereof.

Arrangements Concerning the Shares

Equity Award Plans. We are authorized to grant stock options and other cash and stock awards under the 2020 Incentive Award Plan, as amended from time to time (the “2020 Plan”). The Compensation Committee of our Board determines the recipients of the equity awards, the type of awards, the required performance measures, and the timing and duration of each grant. As of August 7, 2022, an aggregate of 5,937,805 Shares remained available for future awards under our 2020 Plan, approximately 16,278,537 Shares were subject to currently outstanding options, approximately 14,413,074 Shares were subject to awards of unvested restricted stock units, and approximately 3,478,378 Shares were subject to awards of unvested performance stock units (at “target” levels). Additionally, if, on each January 1 through and including such January 1, 2030, the aggregate number of Shares available for issuance and with respect to which awards may be granted under the 2020 Plan (not including Shares that are subject to outstanding awards granted under the 2020 Plan) is less than 3.5% of the total number of Shares outstanding on such date, the total number of Shares available for issuance under the 2020 Plan will be subject to an annual increase in an amount such that the aggregate number of Shares available for issuance (not including Shares subject to outstanding awards granted under the 2020 Plan) after such increase is equal to the lesser of (1) 3.5% of the total Shares outstanding on such date or (2) such number of Shares determined by our Board.

We also maintain an Employee Stock Purchase Plan pursuant to which we may grant options that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Internal Revenue Code. As of August 8, 2022, no Shares were reserved for issuance under the Employee Stock Purchase Plan.

Equity-Based Awards. Our executive officers hold equity awards granted under the 2020 Plan, including stock options, restricted stock units and performance stock units. The following table sets forth, for each the

Company’s executive officers, the number of Shares subject to stock options held by the executive officer as of August 8, 2022.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Robert Antokol	—	—	—		—	—
Craig Abrahams	6/26/20	480,000	480,000	(2)	18.71	6/25/30
Ofer Kinberg	6/26/20	360,000	360,000	(2)	18.71	6/25/30
Shlomi Aizenberg	6/26/20	360,000	360,000	(2)	18.71	6/25/30
Michael Cohen	6/26/20	380,000	380,000	(2)	18.71	6/25/30
Nir Korczak	6/26/20	200,000	200,000		18.71	6/25/30
Erez Rachmil	6/26/20	100,000	100,000		18.71	6/25/30
Eric Rapps	6/26/20	340,000	340,000		18.71	6/25/30
	1/14/21	27,445	45,741		27.00	1/14/31
Yael Yehudai	6/26/20	160,000	160,000		18.71	6/25/30

(1)

The stock options held by our executive officers vest over four years, with 25% of the Shares subject to the stock option vesting on each of the first four anniversaries of the grant date, subject to the executive’s continued employment or service on the applicable vesting date.

(2)

In addition to any accelerated vesting pursuant to the terms of the 2020 Plan, the options granted to Messrs. Abrahams, Kinberg, Aizenberg and Cohen will vest on an accelerated basis as follows: (a) in the event of the executive’s termination by us without “cause” or the executive’s resignation for “good reason” (each as defined in the 2020 Plan) (such termination, a “Qualifying Termination”), such number of Shares subject to the option will vest on the date of such Qualifying Termination as is equal to the number of Shares subject to the option that are scheduled to vest on or prior to the first anniversary of the executive’s termination (provided, however, that in the event such termination occurs prior to the date on which 50% of the Shares subject to the option are vested, in no event shall less than 50% of the Shares subject to the option be vested as a result of such Qualifying Termination after giving effect to the acceleration pursuant to this clause (a)); and (b) in the event of an executive’s Qualifying Termination within three months prior to, on, or after a change in control (as defined in the 2020 Plan), all of the Shares subject to the option shall vest on the later of (1) the date of such Qualifying Termination or (2) the date of such change in control, in each case, subject to the execution by the executive and the effectiveness of a general release of claims in a form reasonably acceptable to us.

The following table sets forth, for each the Company’s executive officers, the number of Shares subject to restricted stock units and performance stock units held by the executive officer as of August 8, 2022.

Name	Grant Date	Unvested Restricted Stock Units (#)		Unvested Performance Stock Units (#)(1)
Robert Antokol	10/08/20	4,391,100	(2)	—
	2/07/22	—		810,811
Craig Abrahams	2/07/22	—		378,378
Ofer Kinberg	2/07/22	—		297,297
Shlomi Aizenberg	2/07/22	—		297,297
Michael Cohen	2/07/22	—		202,703
Nir Korczak	2/07/22	—		148,649
	2/08/21	85,331	(3)	—
Erez Rachmil	2/07/22	—		200,000
	2/08/21	25,601	(3)	—
Eric Rapps	6/26/20	30,000	(4)	—
	1/14/21	24,630	(3)	—
	2/07/22	—		297,297
Yael Yehudai	2/07/22	—		94,595
	2/08/21	34,133	(3)	—

(1)

Up to 25% of the performance stock units are eligible to vest based on the Company’s annual revenue growth rate during each of four annual performance periods consisting of calendar years 2022, 2023, 2024 and 2025. For Messrs. Antokol, Kinberg and Aizenberg, in no event shall less than 25 performance stock units vest during each performance period. If the executive officer’s employment is terminated by the Company other than for “cause” or by the executive for “good reason” (each, as defined in the 2020 Plan), in each case, prior to a change in control, then the executive officer will remain eligible to vest in the number of performance stock units that would vest during the performance period in which the termination date occurred based on actual performance, prorated to reflect the number of days the executive was employed during such performance period, provided that if such qualifying termination occurs within three months prior to a “change in control” (as defined in the 2020 Plan), all outstanding performance stock units at the time of termination will be treated as provided below upon the occurrence of a change in control.

Upon the occurrence of a change in control, all 100% of the outstanding performance stock units as of the date of the change in control will be eligible to vest based on the passage of time in substantially equal installments on each December 31 occurring following the change in control through and including December 31, 2025, subject to the executive’s continued service through the applicable vesting date. In the event an executive officer experiences a qualifying termination after a change in control, but on or prior to December 31, 2025, any outstanding and unvested performance stock units will accelerate and vest in full on the date of termination.

(2)

The remaining unvested restricted stock units will vest in equal installments on each of December 31, 2022, December 31, 2023 and December 31, 2024, subject to the executive’s continued service on the applicable vesting date. In addition to any accelerated vesting pursuant to the terms of the 2020 Plan, the restricted stock units will vest on an accelerated basis as follows: (a) in the event of Mr. Antokol’s termination by us without “cause” or his resignation for “good reason” (each as defined in the 2020 Plan), (b) in the event of his death, (c) in the event of his disability, or (d) upon a change in control (as defined in the 2020 Plan), subject (in the case of clauses (a) through (c)) to the execution by Mr. Antokol and the effectiveness of a general release of claims in a form reasonably acceptable to us.

(3)

The remaining unvested restricted stock units will vest in equal quarterly installments, subject to the executive’s continued service on the applicable vesting date, so that all of the restricted stock units shall be vested on January 15, 2025.

(4)	The remaining unvested restricted stock units will vest on June 26, 2023, subject to Mr. Rapps’ continued status as a service provider on the applicable vesting date.

Director Equity Compensation. Certain of our non-employee directors receive annual grants of fully vested restricted stock units for their service on our Board. As of August 8, 2022, no non-employee members of the Board held outstanding awards.

Director Equity Compensation. Certain of our non-employee directors receive annual grants of fully vested restricted stock units for their service on our Board. As of August 8, 2022, Bing Yuan, Hong Du, Marc Beilinson and Dana Gross held outstanding awards.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Share Repurchase Authorization. After completing the Offer, we may consider from time to time various means of returning additional excess capital to stockholders, including additional open market purchases, tender offers, dividends, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant.

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. There can be no assurance that we will repurchase Shares in the future.

11. Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 6 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 6.

12. Certain U.S. Federal Income Tax and Israeli Income Tax Considerations

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of certain U.S. federal income tax considerations of participating in the Offer. This discussion applies only to beneficial owners of Shares that are “Non-U.S. Holders,” or “U.S. Holders,” each as defined below, that hold Shares as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions and participation in the Offer may result in a different tax result than what is stated in the Offer.

This discussion also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a stockholder’s particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that make mark-to-market elections with respect to Shares;

•	banks or other financial institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	grantor trusts;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	U.S. expatriates;

•	persons that hold Shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction;

•	persons who hold or receive our Shares pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement.

This summary also does not address the tax consequences of transactions effectuated before, after, or concurrently with the Offer (whether or not any such transactions are consummated in connection with the Offer), including, without limitation, any transaction in which Shares are involved, or the tax consequences to holders of any other interest in the Company, including options or similar rights to acquire Shares.

In addition, this discussion does not address the tax treatment of partnerships or other entities or arrangements that are pass-through entities for U.S. federal income tax purposes or persons that hold Shares through partnerships or other pass-through entities or arrangements. Accordingly, partnerships or other pass-through entities or arrangements that hold Shares and partners in such partnerships or pass-through entities or arrangements should consult their tax advisors regarding the U.S. federal income tax consequences to them.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

As used herein, a “Non-U.S. Holder” is a beneficial holder of Shares that is neither a “U.S. Holder” nor an entity treated as a partnership for U.S. federal income tax purposes.

Stockholders are urged to consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences to them of participating in the Offer arising under U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Non-Tendering U.S. Holders

The Offer generally will not result in any U.S. federal income tax consequences to non-tendering U.S. Holders.

Tender of Shares Pursuant to the Offer

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of voting stock owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer) and (ii) the percentage (determined by reference to fair market value) of the then-outstanding common stock (voting or nonvoting) owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the Section 302 tests to their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares by such tendering U.S. Holder exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered. Holders of Shares that own separate blocks of Shares should consult their tax advisors with respect to these rules.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The amount of any distribution made to a U.S. Holder with respect to Shares generally will be included in such holder’s gross income as dividend income in the year actually or constructively received by the Depositary, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder’s adjusted tax basis (but not below zero) in the Shares and thereafter as either long-term or short-term capital gain, as applicable. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Non-U.S. Holders

Non-Tendering Non-U.S. Holders

The Offer generally will not result in any U.S. federal income tax consequences to non-tendering Non-U.S. Holders.

Tender of Shares Pursuant to the Offer

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) by a Non-U.S. Holder; (ii) the Non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes (“USRPHC”). The Company believes that it is not, has not been during the applicable period, a USRPHC.

If a Non-U.S. Holder is an individual subject to clause (i) of the preceding paragraph, the Non-U.S. Holder will generally be subject to tax on a net income basis at the regular graduated U.S. federal income tax rates as if such Non-U.S. Holder were a United States person. If a Non-U.S. Holder is a corporation subject to clause (i) of the preceding paragraph, it will be subject to tax on a net income basis at the regular U.S. federal income tax rate as if it were a United States person and, in addition, the Non-U.S. Holder may be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If the Non-U.S. Holder is an individual described in clause (ii) of the preceding paragraph, the Non-U.S. Holder will generally be subject to a 30% tax on the gain (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S. source capital losses even though the Non-U.S. Holder is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

In the event we are determined to be a USRPHC, as long as our Shares are regularly traded on an established securities market, gain from the disposition of the Shares will be subject to taxation under clause (iii) above only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the applicable period. If gain on the disposition of Shares were subject to taxation under clause (iii) above, the Non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person.

Distribution Treatment. If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of Shares will be determined in the manner described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty).

If a Non-U.S. Holder is engaged in a trade or business in the United States and the dividend with respect to the Shares is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), then the Non-U.S. Holder generally will be subject to U.S. federal income tax on those dividends on a net income basis (although the dividends will be exempt from the 30% U.S. federal withholding tax, provided certain certification and disclosure requirements are satisfied) in the same manner as if received by a United States person as defined under the Code. Any such effectively connected income received by a non-U.S. corporation may be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). To claim the exemption from withholding for income that is effectively connected with the Non-U.S. Holder’s trade or business within the United States, the Non-U.S. Holder must furnish to the Company’s paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

A Non-U.S. Holder of Shares who wishes to claim the benefit of a reduced rate of U.S. withholding tax under an applicable treaty for dividends that are not effectively connected with the conduct of a trade or business within the United States must furnish to the Company’s paying agent a valid IRS Form W-8BEN or IRS Form

W-8BEN-E (or applicable successor form) certifying that such holder is not a United States person as defined under the Code and such holder’s qualification for the reduced rate. A Non-U.S. Holder that is an individual and that wishes to claim a reduced tax rate under an applicable income tax treaty generally must include a Social Security Number (if applicable) or its individual Taxpayer Identification Number. Special certification and other requirements apply to certain Non-U.S. Holders that hold Shares through certain non-U.S. intermediaries or are pass-through entities rather than corporations or individuals. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Withholding For Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a Non-U.S. Holder must deliver to the Depositary, before the payment is made to such Non-U.S. Holder, a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary before the payment is made to it a properly completed and executed IRS Form W-8ECI. To the extent Non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their tax advisors to determine the particular withholding procedures that will be applicable to them.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the stockholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participation in the Offer, including the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the procedures for obtaining any available refund, as well as the applicability and effect of state, local, foreign and other tax laws.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Shares (including, for this purpose, any sale or exchange of Shares treated as a distribution for withholding purposes as described above under “Non-U.S. Holders—Tender of Shares Pursuant to Offer—Withholding For Non-U.S. Holders”), or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it will undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Shares are held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. The FATCA withholding tax generally will be creditable against the withholding described in “Non-U.S. Holders—Tender of Shares Pursuant to Offer”. Non-U.S. Holders of Shares should consult their tax advisors regarding the potential application of withholding under FATCA to their participation in the Offer.

Proposed U.S. Treasury Regulations have eliminated the application of FATCA withholding to payments of gross proceeds from the disposition of a stock interest in a domestic corporation (such as the Shares). Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules.

In general, payments of the proceeds of an exchange of Shares pursuant to the Offer to U.S. Holders are subject to information reporting and U.S. Holders may be subject to backup withholding unless the U.S. Holder furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 (or successor form) or otherwise establishes that it is exempt from backup withholding. Each U.S. Holder is required to make such certifications by including a completed and signed copy of IRS Form W-9 that is included as part of the Letter of Transmittal.

Information returns are required to be filed with the IRS in connection with any distributions on the Shares paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding, however, generally will not apply to the proceeds payable to a Non-U.S. Holder of Shares provided that the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing to the Company or its paying agent a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Each holder should consult with his, her or its tax advisors regarding the application of backup withholding in his, her or its particular circumstances and the availability of, and procedures for obtaining, an exemption from backup withholding under current Treasury Regulations.

Certain Israeli Income Tax Considerations

The following discussion summarizes the material Israeli tax consequences of the offer applicable to stockholders whose Shares are tendered and accepted for payment pursuant to the Offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax consequences discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or certain types of stockholders subject to special treatment.

The summary below does not discuss the effects of any non-Israeli tax laws. We recommend that holders of Shares who are U.S. Holders consult their tax advisors regarding the U.S. federal, state and local income tax consequences of the offer. For a discussion of material U.S. federal income tax consequences, see above under “—Certain U.S. Federal Income Tax Considerations.”

Characterization of the Purchase. The ITA has indicated in the past that, depending on the specific circumstances of the case, a purchase by a company of its own shares may be classified for Israeli tax purposes as either a sale of shares or a dividend distribution by the company. Based on such ITA guidance, since we expect that the purchase of Shares by us will not be pro-rata from all of our stockholders, the purchase of Shares by us in the Offer should not be treated as a dividend distribution for Israeli tax purposes. Therefore, receipt of cash for Shares pursuant to the Offer should generally be treated as a capital gain transaction for Israeli income tax purposes, in which a holder of Shares will be treated as having sold such Shares.

Israeli Residents. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets by non-Israeli residents, if those assets are either (i) located in Israel, (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, including shares in a non-Israeli corporation, the majority of whose assets are located in Israel, unless a specific exemption is available or unless a tax treaty between Israel and the stockholder’s country of residence provides otherwise (see below). The majority of our assets may be located in Israel and therefore the disposition of Shares in the Offer may impose Israeli capital gains tax on the holder of Shares. If the majority of our assets is located in Israel, Israeli capital gains tax may apply only to the portion of any Real Capital Gain which equals the percentage of our assets, out of our total assets, which are located in Israel at such time.

Tax Rates. Israeli tax law distinguishes between a “Real Capital Gain” and an “Inflationary Surplus.” Inflationary Surplus is computed generally on the basis of the increase in the Israeli Consumer Price Index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus is not subject to tax in Israel. Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus. Generally, a Real Capital Gain accrued by individuals on the sale of our Shares will be taxed at the rate of 25%. However, if the individual stockholder is a “substantial stockholder” at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. A “substantial stockholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Real Capital Gain derived by corporations from the sale of our Shares will generally be subject to a corporate tax rate of 23% (in 2022). However, the foregoing tax rates will not apply to: (i) dealers in securities; and (ii) in some cases, stockholders who received their Shares through the exercise of employee stock options, restricted stock units or otherwise as compensation.

Non-Israeli residents. Non-Israeli residents should generally be exempt from capital gains tax on the sale of their Shares, provided that such stockholders did not acquire their Shares prior to January 1, 2009 and that the gains are not attributed to a permanent establishment of such stockholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of more than 25% in such non-Israeli corporation, or (ii) are the beneficiary of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of shares of an Israeli resident corporation by a person who (i) holds their shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, shares representing 10.0% or more of the voting power of said corporation during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel Tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits. Such provision, although referring to disposition of shares of an Israeli resident corporation, might also apply to Israeli capital gains derived from the disposition of shares in a non-Israeli corporation, the majority of whose assets are shares in an Israeli company, which may apply to our Shares.

Israeli Withholding Tax. The gross proceeds payable to a tendering stockholder in the Offer generally will be subject to Israeli withholding tax at the rate of 25% of the stockholder’s gain on such sale (for individual stockholders) or 23% (for all other stockholders). We have requested a ruling from the ITA which, if obtained, would confirm the following with respect to the withholding of Israeli tax in the Offer:

(1) payments to be made through non-Israeli brokers to tendering stockholders who certify (in the manner described below) that they (a) hold less than 5% of our outstanding Shares, (b) acquired their Shares on or after our initial public offering on Nasdaq in January 2021, (c) are non-Israeli residents for purposes of the Ordinance, and (d) acquired their Shares when they were non-Israeli residents for purposes of the Ordinance; and who provide certain additional declarations required to establish their exemption from Israeli withholding tax, will not be subject to Israeli withholding tax;

(2) payments to be made to tendering stockholders who certify (in the manner described below) that they are eligible Israeli brokers or Israeli financial institutions holding Shares on behalf of a tendering stockholder will not be subject to Israeli withholding tax, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law; and

(3) payments to be made to tendering stockholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the fixed rate of 25% (for individual stockholders) or 23% (for all other stockholders) of the gross proceeds payable to them pursuant to the Offer.

More specifically, based on the ITA ruling, if obtained, if a stockholder tenders its Shares to the Depositary, the Depositary would be required to withhold (through Playtika or a withholding agent appointed by Playtika) Israeli tax at the applicable rate of the gross proceeds payable to such stockholder pursuant to the offer, unless such stockholder, upon the terms and conditions set forth in the Letter of Transmittal, either:

•

certifies, by completing properly the Declaration Form (Declaration of Status for Israeli Income Tax Purposes) (the “Declaration Form”), included in the Letter of Transmittal or otherwise delivered to such stockholder, that: (1) such stockholder is NOT a “resident of Israel” for purposes of the Ordinance (and, in the case of corporations, that no Israeli residents hold 25% or more of the means of control of such corporations, whether directly or indirectly) and provides certain additional declarations required to establish such stockholder’s exemption from Israeli withholding tax (including that such stockholder holds less than 5% of our outstanding Shares and acquired his, her or its Shares after our initial public offering on Nasdaq in January 2021) and if the stockholder is an individual, provides a copy of a non-Israeli passport and, if the stockholder’s consideration exceeds US$300,000, provides a residency certificate from the tax authorities in his country of residency; or (2) such stockholder is an eligible bank, broker or financial institution resident in Israel holding Shares on behalf of a tendering stockholder. Such Declaration Form will provide additional specific statements with respect to this purpose. In such case, where the tendering stockholder was able to timely complete and deliver the Declaration Form, the Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to you pursuant to the Offer; or

•

provides the Depositary, as instructed in the Letter of Transmittal, with a valid certificate of exemption or tax approval from the ITA, or ITA Waiver, applying withholding tax at a lesser rate than that described above or otherwise granting a specific exemption from Israeli withholding tax. In such case, the Depositary will withhold (through Playtika or a withholding agent appointed by Playtika) Israeli withholding tax at the rate prescribed by such certificate or approval (or not withhold, if such stockholder is entitled to a full exemption).

We recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

Please note that if you tender your Shares to the Depositary and provide a Declaration Form, you also consent to the provision of such Declaration Form to us and to the ITA in case the ITA so requests for purposes of audit or otherwise.

All questions as to the validity, form or eligibility of any Declaration Form or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, our affiliates, our assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of stockholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO PARTICIPATING IN THE OFFER AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

13. Extension of the Offer; Termination; Amendment

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for

Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rules 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

we increase or decrease the price to be paid for Shares or increase or decrease the number of Shares sought in the Offer (but, in the event of an increase, only if we increase the number of Shares sought by more than 2% of the outstanding Shares), and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13, then, in each case, the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through one minute after 11:59 P.M., New York City time.

In accordance with the rules of the SEC, if more than 51,813,472 Shares are tendered in the Offer at the Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

14. Fees and Expenses

We have retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, email and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to our financial advisor, and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 6 in the Letter of Transmittal.

15. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 9 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board (or any committee thereof), the Depositary, the Information Agent or any of our other advisors or representatives or any representatives or advisors of any of the foregoing.

OUR BOARD (UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD) HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (OR ANY COMMITTEE THEREOF), THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (OR ANY COMMITTEE THEREOF), THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (OR ANY COMMITTEE THEREOF), THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL.

YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD (OR ANY COMMITTEE THEREOF), THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF OUR OTHER REPRESENTATIVES OR ADVISORS OR ANY REPRESENTATIVES OR ADVISORS OF ANY OF THE FOREGOING.

Playtika Holding Corp.

August 29, 2022

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PLAYTIKA HOLDING CORP.

The following table sets forth the names and positions of the directors and executive officers of Playtika Holding Corp. The address of each of our directors and executive officers is care of Playtika Holding Corp., HaChoshlim St 8, Herzliya Pituach, Israel (telephone number: 972-73-316-3251).

Name	Position(s)
Officers
Robert Antokol	Chief Executive Officer and Chairperson of the Board
Craig Abrahams	President and Chief Financial Officer
Ofer Kinberg	Chief Revenue Officer
Shlomi Aizenberg	Chief Operating Officer
Michael Cohen	Chief Legal Officer and Corporate Secretary
Nir Korczak	Chief Marketing Officer
Erez Rachmil	Chief Technology Officer
Eric Rapps	Chief Strategy Officer
Yael Yehudai	Chief Human Resources Officer

Directors
Robert Antokol	Chief Executive Officer and Chairperson of the Board
Marc Beilinson	Director
Hong Du	Director
Dana Gross	Director
Tian Lin	Director
James Lu	Director
Bing Yuan	Director

The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

By Mail:	By Registered, Certified or Express Mail or Overnight Courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

By Facsimile Transmission (for eligible institutions only): (718) 234-5001

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (877) 871-1741

Email: playtika@dfking.com